Exhibit 10.4

Execution Version

$250,000,000

SECOND LIEN CREDIT AGREEMENT

among

TASC PARENT CORPORATION

as Holdings,

TASC, INC.

as the Borrower

The Several Lenders from Time to Time Parties Hereto,

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent,

RBC CAPITAL MARKETS,1

DEUTSCHE BANK SECURITIES INC., AND

MIZUHO BANK, LTD.

as Co-Syndication Agents,

and

BARCLAYS BANK PLC,

KKR CAPITAL MARKETS LLC,

RBC CAPITAL MARKETS,

DEUTSCHE BANK SECURITIES INC., AND

MIZUHO BANK, LTD.

as Joint Lead Arrangers and Joint Bookrunners,

Dated as of May 23, 2014

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

4.3	Existence; Compliance with Law	55
4.4	Corporate Power; Authorization; Enforceable Obligations	55
4.5	No Legal Bar	55
4.6	No Material Litigation	56
4.7	No Default	56
4.8	Ownership of Property; Liens	56
4.9	Intellectual Property	56
4.10	Taxes	57
4.11	Federal Regulations	57
4.12	ERISA	57
4.13	Investment Company Act	58
4.14	Subsidiaries	58
4.15	Environmental Matters	58
4.16	Accuracy of Information, etc	58
4.17	Security Documents	58
4.18	Solvency	59
4.19	Patriot Act; Foreign Corrupt Practices Act	60
4.20	Sanctioned Persons	60

SECTION 5.	CONDITIONS PRECEDENT	60

5.1	Conditions to Initial Extension of Credit	60

SECTION 6.	AFFIRMATIVE COVENANTS	62

6.1	Financial Statements	62
6.2	Certificates; Other Information	63
6.3	Payment of Taxes	65
6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	65
6.5	Maintenance of Property; Insurance	65
6.6	Inspection of Property; Books and Records; Discussions; Lender Meetings	66
6.7	Notices	66
6.8	Additional Collateral, etc	67
6.9	Use of Proceeds	69
6.10	Post-Closing Undertakings	69
6.11	Maintenance of Ratings	70
6.12	Further Assurances	70
6.13	Changes in Fiscal Periods	70
6.14	Lines of Business	70
6.15	Lender Calls	70

SECTION 7.	NEGATIVE COVENANTS	70

7.1	Financial Covenant	70
7.2	Indebtedness	71
7.3	Liens	75
7.4	Fundamental Changes	78

7.5	Dispositions of Property	79
7.6	Restricted Payments	81
7.7	Investments	84
7.8	Optional Payments and Modifications of Certain Debt Instruments	86
7.9	Transactions with Affiliates	87
7.10	Sales and Leasebacks	87
7.11	[Reserved]	88
7.12	Negative Pledge Clauses	88
7.13	Clauses Restricting Subsidiary Distributions	89
7.14	[Reserved]	90
7.15	[Reserved]	90
7.16	Changes in Jurisdictions of Organization; Name	90
7.17	Limitation on Activities of Holdings	90

SECTION 8.	EVENTS OF DEFAULT	91

8.1	Events of Default	91
8.2	Specified Equity Contributions	95

SECTION 9.	THE AGENTS	95

9.1	Appointment	95
9.2	Delegation of Duties	96
9.3	Powers and Duties	96
9.4	Exculpatory Provisions	96
9.5	Reliance by the Agents	97
9.6	Notice of Default	97
9.7	Non-Reliance on Agents and Other Lenders	98
9.8	Indemnification	98
9.9	Agent in Its Individual Capacity	98
9.10	Successor Administrative Agent and Collateral Agent	99
9.11	Authorization to Release Liens and Guarantees	101
9.12	Withholding Taxes	101

SECTION 10.	MISCELLANEOUS	102

10.1	Amendments and Waivers	102
10.2	Notices	104
10.3	No Waiver; Cumulative Remedies	106
10.4	Survival of Representations and Warranties	106
10.5	Payment of Expenses; Indemnification	106
10.6	Successors and Assigns; Participations and Assignments	108
10.7	Adjustments; Set-off	113
10.8	Counterparts	113
10.9	Severability	113
10.10	Integration	113
10.11	GOVERNING LAW	114

10.12	Submission to Jurisdiction; Waivers	114
10.13	Acknowledgments	114
10.14	Confidentiality	115
10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens	116
10.16	Accounting Changes	117
10.17	WAIVERS OF JURY TRIAL	117
10.18	USA PATRIOT ACT	117
10.19	Effect of Certain Inaccuracies	117
10.20	Usury Savings Clause	117
10.21	Marshalling; Payments Set Aside	118
10.22	Intercreditor Agreement	118

ANNEXES:

A	Second Lien Term Commitments

SCHEDULES:

4.3	Existence; Compliance with Law
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.8	Real Property
4.14	Subsidiaries
4.17	UCC Filing Jurisdictions
6.10	Post-Closing Undertakings
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Existing Investments
7.12	Existing Negative Pledge Clauses

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Borrowing Notice
C	Form of Compliance Certificate
D	[Reserved]
E	Form of Second Lien Guarantee and Collateral Agreement
F	Form of Intercreditor Agreement
G	Form of Joinder Agreement
H	Form of Second Lien Term Loan Note
I	Form of Prepayment Notice
J	Form of Subordinated Intercompany Note
K	Form of Exemption Certificate
L	Form of Solvency Certificate
M	Form of Closing Certificate
N-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
N-2	Form of Legal Opinion of Edwards Wildman Palmer LLP

v

SECOND LIEN CREDIT AGREEMENT, dated as of May 23, 2014, among TASC PARENT CORPORATION, a Delaware corporation (“Holdings”), TASC, Inc., a Massachusetts corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent.

WHEREAS, the Borrower has requested the Lenders to provide and the Lenders have agreed to provide a $250,000,000 second lien term loan facility for the account of the Borrower;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounting Changes”: as defined in Section 10.16.

“Acquisition”: as defined in the definition of “Permitted Acquisition”.

“Act”: as defined in Section 10.18.

“Administrative Agent”: Barclays Bank, in its capacity as the second lien administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.10.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agents”: the collective reference to the Collateral Agent, the Administrative Agent and the Co-Syndication Agents.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the aggregate amount of such Lender’s New Term Commitment then in effect, or if such New Term Commitment have been terminated, the amount of such Lender’s New Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all Lenders at such time.

“Agreed Purposes”: as defined in Section 10.14.

“Agreement”: this Second Lien Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Amendment Agreement”: as defined in the preamble hereto.

“Annual Operating Budget”: as defined in Section 6.2(c).

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property by the Borrower or any of its Restricted Subsidiaries not in the ordinary course of business (a) under Section 7.5(e) or (b) not otherwise permitted under Section 7.5 (provided that nothing contained herein shall be considered a consent to a disposition not otherwise permitted under Section 7.5), in each case, which yields Net Cash Proceeds (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A hereto.

“Auction Agent” shall mean the Administrative Agent or its successor or permitted assign.

“Authorized Officer”: as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer, treasurer or secretary.

“Available Amount”: as at any date, the sum of, without duplication:

(a) $10,000,000;

(b) the aggregate Available Excess Cash Flow Amount as of such date;

(c) the Net Cash Proceeds received after the Closing Date and on or prior to such date from any Equity Issuance by, or capital contribution to, Holdings or the Borrower (which in the case of any such Equity Issuance by the Borrower, is not Disqualified Capital Stock) which, in the case of any such Equity Issuance by, or capital contribution to, Holdings, have been contributed in cash as common equity to the Borrower, in each case to the extent it is not a Specified Equity Contribution;

(d) the aggregate amount of proceeds received by Borrower or any Subsidiary Guarantor after the Closing Date and on or prior to such date that (i) would have constituted Net Cash Proceeds pursuant to clause (a) of the definition of “Net Cash Proceeds” except for the operation of any of (A) the Dollar threshold set forth in the definition of “Asset Sale” and (B) the Dollar threshold set forth in the definition of “Recovery Event” or (ii) constitutes Declined Proceeds;

(e) the amount received by the Borrower or any Subsidiary Guarantor in cash after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary;

(f) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash, Cash Equivalents and Permitted Liquid Investments by the Borrower or any Subsidiary Guarantor in respect of any Investments made pursuant to Section 7.7(f)(ii)(B), (h)(B), or (u)(ii); and

(g) the aggregate amount actually received in cash, Cash Equivalents or Permitted Liquid Investments by the Borrower or any Subsidiary Guarantor in connection with the sale, transfer or other disposition of its ownership interest in any joint venture that is not a Subsidiary Guarantor or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary;

in each case, that has not been previously applied pursuant to Section 7.6(b), Section 7.6(n), Section 7.7(f)(ii), (h)(B) or (u)(ii) or Section 7.8(a)(i).

“Available Excess Cash Flow Amount” means, at any date of determination, an amount equal to (a) commencing with the fiscal year ending December 31, 2014, the sum of the amount of Excess Cash Flow (to the extent such Excess Cash Flow amount exceeds $0) for each fiscal year in respect of which consolidated financial statements have been delivered pursuant to Section 6.1(a) on or prior to such date, minus (b) the sum of the aggregate amount of prepayments of First Lien Term Loans required to be made pursuant to Section 2.12(c) of the First Lien Credit Agreement (without giving effect to any reduction in such amounts pursuant to clause (ii)(B) of such section) in respect of Excess Cash Flow for each such fiscal year.

“Barclays Bank”: Barclays Bank PLC.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the sole member, managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”: TASC, Inc., a Massachusetts corporation.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: a notice substantially in the form of Exhibit B hereto.

“Business”: the business activities and operations of Holdings and its Subsidiaries on the Closing Date immediately after giving effect to the transactions contemplated by this Agreement.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a capital lease but excluding any amount representing capitalized interest) of fixed or capital assets, computer software or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that for purposes of this definition, “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Closing Date; provided further, that any change in GAAP after the Closing Date will not cause any lease that was not or would not have been a capital lease prior to such change to be deemed a capital lease.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents”: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within eighteen months from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Obligations” shall have the meaning assigned to such term in the First Lien Credit Agreement.

“Certificated Security”: as defined in the Guarantee and Collateral Agreement.

“Change in Law”: (a) the adoption of any law, rule or regulation, or (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority.

“Change of Control”: as defined in Section 8.1(j).

“Chattel Paper”: as defined in the Guarantee and Collateral Agreement.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived and the Term Loans hereunder shall have been funded.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: as defined in the Guarantee and Collateral Agreement and shall include the Real Estate Collateral.

“Collateral Agent”: Barclays Bank, in its capacity as collateral agent for the Secured Parties under the Security Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.10.

“Commitment”: as to any Lender, the sum of the Second Lien Term Commitments and the New Term Commitment (in each case, if any) of such Lender.

“Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount”.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Commonly Controlled Plan”: as defined in Section 4.12(b).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C hereto.

“Confidential Information”: as defined in Section 10.14.

“Consolidated Current Assets”: at any date, all amounts (other than cash, Cash Equivalents and Permitted Liquid Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding, without duplication, all Indebtedness consisting of Revolving Loans, L/C Obligations or Swingline Loans, in each case under and as defined in the First Lien Credit Agreement, to the extent otherwise included therein.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and, if applicable, to the extent reflected as a charge in the statement of such Consolidated Net Income (regardless of classification) for such period, the sum of:

(a) provisions for taxes based on income (or similar taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period;

(b) Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Facilities and the First Lien Term Facility);

(c) depreciation and amortization expense and impairment charges (including deferred financing fees, capitalized software expenditures, intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits);

(d) any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business and restructuring and integration costs or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs and other non-recurring business optimization expenses);

(e) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period);

(f) stock-option based and other equity-based compensation expenses;

(g) transaction costs, fees, losses and expenses (whether or not any transaction is actually consummated) (including the transactions contemplated hereby and by the First Lien Documents (including any amendments or waivers of the Loan Documents or the First Lien Documents), and those payable in connection with the sale of Capital Stock, the incurrence of Indebtedness permitted by Section 7.2, transactions permitted by Section 7.4, Dispositions permitted by Section 7.5 or any Permitted Acquisition or other Investment permitted by Section 7.7 (in each case whether or not successful));

(h) all fees and expenses paid or accrued pursuant to the Management Agreement and to the extent that fees and expenses are actually paid, permitted pursuant to Section 7.9;

(i) proceeds from any business interruption insurance (to the extent not reflected as revenue or income in such statement of such Consolidated Net Income);

(j) the amount of cost savings and other operating improvements and synergies projected by the Borrower in good faith and certified in writing to the Administrative Agent to be realized as a result of any acquisition or Disposition (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or Disposition, or from any operational change taken or committed to be taken during such period (in each case calculated on a pro forma basis as though such cost savings and other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period, provided that (i) the Borrower shall have certified to the Administrative Agent that (A) such cost savings, operating improvements and synergies are reasonably anticipated to result from such actions, (B) such actions have been taken, or have been committed to be taken and the benefits resulting therefrom are anticipated by the Borrower to be realized within 12 months, (ii) no cost savings shall be added pursuant to this clause (j) to the extent already included in clause (d) above with respect to such period and (iii) the aggregate amount added pursuant to this clause (j) for any Test Period shall not exceed an amount equal to 15% of Consolidated EBITDA for such Test Period (with such calculation being made after giving effect to any increase pursuant to this clause (j) and, for the avoidance of doubt, after giving pro forma effect to any such transaction);

(k) cash expenses relating to earn-outs and similar obligations;

(l) charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with a Permitted Acquisition or any other acquisition permitted by Section 7.7;

(m) losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

(n) costs of surety bonds in connection with financing activities of such Person and its Restricted Subsidiaries; and

(o) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs;

minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum of:

(p) any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business);

(q) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis; and

(r) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Borrower or any of the Restricted Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements to the extent certified by the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following such acquisition, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) and (B) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, Disposed of by the Borrower or any of the Restricted Subsidiaries during such period, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such Disposition or such designation, as the case may be, occurred on the first day of such period). With respect to each Subsidiary that is not a wholly-owned Subsidiary or any joint venture, for purposes of calculating Consolidated EBITDA, the amount of income attributable to such Subsidiary or joint venture, as applicable, that shall be counted for such purposes shall equal the product of (x) the Borrower’s direct and/or indirect percentage ownership of such Subsidiary or joint venture and (y) the aggregate amount of the applicable item of such Subsidiary or joint venture, as applicable, except to the extent the application of GAAP already takes into account the non-wholly owned subsidiary relationship. Notwithstanding the forgoing, Consolidated EBITDA shall be calculated without giving effect to the effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with any Investment (including any Permitted Acquisition) and any other acquisition or Investment. Unless otherwise qualified, all references to “Consolidated EBITDA” in this Agreement shall refer to Consolidated EBITDA of the Borrower.

“Consolidated Interest Expense”: of any Person for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, minus (b) any one time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to the Borrower, those paid in connection with the Loan Documents or in connection with any amendment thereof. Unless otherwise qualified, all references to “Consolidated Interest Expense” in this Agreement shall refer to Consolidated Interest Expense of the Borrower.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower and its consolidated Restricted Subsidiaries for any period, there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries and (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest (including any joint venture), except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income). Notwithstanding the forgoing, for purposes of calculating Excess Cash Flow, Consolidated Net Income shall not include: (i) extraordinary gains for such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction and (iv) any income (loss) for such period attributable to the early extinguishment of Indebtedness or Hedge Agreements. Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of the Borrower. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, Property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) as a result of any consummated acquisition whether consummated before or after the Closing Date or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets”: the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of the Borrower for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b).

“Consolidated Total Net Leverage”: at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Restricted Subsidiaries on such date, minus Unrestricted Cash.

“Consolidated Total Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Net Leverage on such day to (b) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Total Net Leverage Test”: as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated Total Net Leverage Ratio shall be no greater than 5.00 to 1.00.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date minus (b) Consolidated Current Liabilities on such date, provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Consolidated Working Capital shall be calculated without regard to changes in the working capital balance as a result of non-cash increases or decreases thereof that will not result in future cash payments or receipts or cash payments or receipts in any previous period, in each case, including, without limitation, any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (ii) the effects of purchase accounting and (iii) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Hedge Agreements.

“Continuing Directors”: the directors of Holdings on the Closing Date and each other director of Holdings, if, in each case, such other director’s nomination for election to the Board of Directors of Holdings is recommended by at least 51% of the then Continuing Directors or such other director receives the vote of the Sponsor and/or its Affiliates (excluding any operating portfolio companies of the Sponsor) or any other Permitted Investor in his or her nomination or election by the shareholders of Holdings.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Co-Syndication Agents”: RBC Capital Markets2, Deutsche Bank Securities Inc. and Mizuho Bank, Ltd., in their capacity as co-syndication agents.

[2]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

“Declined Proceeds”: the amount of any prepayment declined by the Required Prepayment Lenders in accordance with Sections 2.12(a), 2.12(b) or 2.12(c), as the case may be.

“Default”: any condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender”: any Lender that has (a) notified the Borrower, the Administrative Agent or any Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit, (b) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or (c) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that (i) the Administrative Agent and the Borrower may declare (A) by joint notice to the Lenders that a Defaulting Lender is no longer a “Defaulting Lender” or (B) that a Lender is not a Defaulting Lender if in the case of both clauses (A) and (B) the Administrative Agent and the Borrower each determines, in its sole respective discretion, that (x) the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply or (y) it is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of voting stock or any other equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Derivatives Counterparty”: as defined in Section 7.6.

“Discounted Value” means, with respect to any Term Loan, the amount obtained by discounting all Remaining Scheduled Payments with respect to the Prepaid Principal of such Term Loan from their respective scheduled due dates to the Prepayment Date with respect to such Prepaid Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Term Loans is payable) equal to the Reinvestment Yield with respect to such Prepaid Principal.

“Disinterested Director”: as defined in Section 7.9.

“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of clauses (a), (b) and (c), prior to the date that is 91 days after the final scheduled maturity date of the Loans (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) and termination of the Commitments or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) that are accrued and payable and the termination of the Commitments); provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution”: (a) business competitors of the Borrower and its Subsidiaries and their known Affiliates identified by the Borrower in writing to the Administrative Agent from time to time and (b) other Persons indentified by the Borrower to the Administrative Agent prior to the date hereof.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any direct or indirect Restricted Subsidiary organized under the laws of the United States, any State thereof or the District of Columbia.

“Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund of a Lender (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans; provided, that no Affiliate of Holdings or the Sponsors shall be an Eligible Assignee other than a Sponsor Affiliated Lender or a Sponsor Affiliated Institutional Lender.

“Engagement Letter”: as defined in Section 10.10.

“Environmental Laws”: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, natural resources or human health and safety as it relates to Releases of Materials of Environmental Concern, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability”: any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance”: any issuance by Holdings, the Borrower or any Restricted Subsidiary of its Capital Stock in a public or private offering.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of the Borrower for such fiscal year, (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income and cash receipts included in clause (i) of the definition of “Consolidated Net Income” and excluded in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; minus (b) the sum, without duplication (including, in the case of clauses (ii) and (vii) below, duplication across periods (provided that all or any portion of the amounts referred to in clauses (ii) and (vii) below with respect to a period may be applied in the determination of Excess Cash Flow for any subsequent period to the extent such amounts did not previously result in a reduction of Excess Cash Flow in any prior period)) of:

(i) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income (including credits included in the calculation of deferred tax assets and liabilities);

(ii) the aggregate amount (A) actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures and Permitted Acquisitions and (B) committed during such fiscal year to be used to make Capital Expenditures or Permitted Acquisitions which in either case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such fiscal year (in each case under this clause (ii) other than to the extent any such Capital Expenditure or Permitted Acquisition is made (or, in the case of the preceding clause (B), is expected to be made) with the proceeds of new long-term Indebtedness or an Equity Issuance or with the proceeds of any Reinvestment Deferred Amount);

(iii) the aggregate amount of all regularly scheduled principal payments and all prepayments of Indebtedness (including the Term Loans and, if applicable, the First Lien Term Loans, but excluding prepayments made from the Available Amount or arising under Section 2.11(b)) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility under the First Lien Credit Agreement to the extent there is not an equivalent permanent reduction in commitments thereunder and other than to the extent any such prepayments are the result of the incurrence of long-term indebtedness and other than optional prepayments of the Term Loans and optional prepayments of Revolving Loans and Swingline Loans (each under and as defined in the First Lien Credit Agreement) to the extent accompanied by permanent optional reductions of the Revolving Commitments (under and as defined in the First Lien Credit Agreement));

(iv) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year;

(v) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income;

(vi) fees and expenses incurred in connection with the Refinancing or any Permitted Acquisition (whether or not consummated);

(vii) purchase price adjustments paid or received in connection with any Permitted Acquisition or any other acquisition permitted under Section 7.7(h) or (u);

(viii) (A) the amount of Investments made during such period (net of cash returns of such Investments (in such periods or otherwise) and excluding all such Investments made with the Available Amount) pursuant to paragraphs (d), (f) (i) and (ii) and (h) (provided that the aggregate amount of such Investments pursuant to paragraphs (f)(ii) and (h) reducing Excess Cash Flow during the term of this Agreement shall not exceed $25,000,000), and (u) of Section 7.7 (to the extent, in the case of clause (u), such Investment relates to Restricted Payments permitted under Section 7.6(c), (e), (h) or (i) other than Restricted Payments made with the Available Amount)) or such amounts committed during such period to be used to make Investments pursuant to such paragraphs of Section 7.7 which have been actually made or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such period (but excluding Investments among the Borrower and its Restricted Subsidiaries) and (B) permitted Restricted Payments made in cash by the Borrower during such period (other than Restricted Payments made with the Available Amount) to the extent permitted by Section 7.6(c), (e), (h) or (i); provided that the amount of Restricted Payments made pursuant to Section 7.6(e) and deducted pursuant to this clause (viii) shall not exceed $10,000,000 in any fiscal year;

(ix) the amount (determined by the Borrower) of such Consolidated Net Income which is mandatorily prepaid or reinvested pursuant to Section 2.12(b) (or as to which a waiver of the requirements of such Section applicable thereto has been granted under Section 10.1) prior to the date of determination of Excess Cash Flow for such fiscal year as a result of any Asset Sale or Recovery Event;

(x) the aggregate amount of any premium or penalty actually paid in cash that is required to be made in connection with any prepayment of Indebtedness;

(xi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Subsidiaries other than Indebtedness;

(xii) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income;

(xiii) cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income;

(xiv) the amount of taxes (including penalties and interest) paid in cash in such period or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;

(xv) the amount of cash payments made in respect of pension obligations and other post-employment benefits obligations in such period to the extent not deducted in arriving at such Consolidated Net Income;

(xvi) payments made in respect of the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period, including pursuant to dividends declared or paid on Capital Stock held by third parties in respect of such non-wholly-owned Restricted Subsidiary to the extent not deducted in arriving at such Consolidated Net Income; and

(xvii) the amount representing accrued expenses for cash payments (including with respect to retirement plan obligations) that are not paid in cash in such fiscal year, provided that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid in cash during such following fiscal year.

“Excess Cash Flow Application Date”: as defined in Section 2.12(c).

“Excess Cash Flow Percentage”: 100%; provided, that, the Excess Cash Flow Percentage shall be reduced to (a) 75% if the Consolidated Total Net Leverage Ratio as of the last day of the relevant fiscal quarter is not greater than 4.50 to 1.00, (b) 50% if the Consolidated Total Net Leverage Ratio as of the last day of the relevant fiscal quarter is not greater than 4.00 to 1.00, (c) 25% if the Consolidated Total Net Leverage Ratio as of the last day of the relevant fiscal quarter is not greater than 3.50 to 1.00 and (d) 0% if the Consolidated Total Net Leverage Ratio as of the last day of the relevant fiscal quarter is not greater than 3.00 to 1.00.

“Exchange Act”: as defined in Section 6.02(c).

“Excluded Capital Stock”: (a) any Capital Stock with respect to which, in the reasonable judgment of Administrative Agent (confirmed by written notice to the Borrower), (i) the cost of pledging such Capital Stock in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom or (ii) would result in adverse tax consequences as demonstrated by the Borrower to the reasonable satisfaction of the Administrative Agent, (b) solely in the case of any pledge of Capital Stock of any Foreign Subsidiary or any Foreign Subsidiary Holding Company to secure the Obligations, any Capital Stock of any class of such Foreign Subsidiary or such Foreign Subsidiary Holding Company in excess of 65% of the outstanding Capital Stock of such class (such percentage to be adjusted by mutual agreement (not to be unreasonably withheld) upon any change in law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary), (c) any Capital Stock to the extent the pledge thereof would violate any applicable Requirement of Law (except to the extent such Requirement of Law may be waived by agreement or to the extent ineffective under the Uniform Commercial Code), (d) the Capital Stock of any Unrestricted Subsidiary and (e) any Capital Stock of each such Subsidiary to the extent that (i) a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Obligations (other than prohibitions which are ineffective under the Uniform Commercial Code), (ii) any Contractual Obligation prohibits such a pledge without the consent of the other party; provided that this clause (ii) shall not apply if (A) such other party is a Loan Party or a wholly-owned Subsidiary or (B) consent has been obtained to consummate such pledge and for so long as such Contractual Obligation or replacement or renewal thereof is in effect or (iii) a pledge thereof to secure the Obligations would give any other party to a Contractual Obligation the right to terminate its obligations thereunder (other than provisions which are ineffective under the Uniform Commercial Code or other applicable law); provided that this clause (iii) shall not apply if such other party is a Loan Party or a wholly-owned Subsidiary.

“Excluded Collateral”: as defined in Section 4.17(a).

“Excluded Real Property”: (a) any Real Property with respect to which, in the reasonable judgment of Administrative Agent (confirmed by written notice to the Borrower) the cost of providing a mortgage on such Real Property in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom and (b) any Real Property to the extent providing a mortgage on such Real Property would (i) result in adverse tax consequences as demonstrated by the Borrower to the reasonable satisfaction of the Administrative Agent, (ii) violate any applicable Requirement of Law (except to the extent such Requirement of Law may be waived by agreement or to the extent ineffective under the Uniform Commercial Code), (iii) be prohibited by any applicable Contractual Obligations (other than provisions which are ineffective under the Uniform Commercial Law or other applicable law) or (iv) give any other party (other than a Loan Party or a wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Real Property the right to terminate its obligations thereunder (other than provisions which are ineffective under the Uniform Commercial Code or other applicable law).

“Excluded Subsidiary”: (a) each Domestic Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-wholly-owned Restricted Subsidiary), (b) any Foreign Subsidiary Holding Company, (c) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (d) each Unrestricted Subsidiary, (e) each Domestic Subsidiary to the extent that such Domestic Subsidiary is prohibited by any applicable Contractual Obligation or Requirement of Law (other than prohibitions which are ineffective under the Uniform Commercial Code or other applicable law) from guaranteeing the Obligations or (f) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed by written notice to the Borrower) the cost of providing a guarantee is excessive in view of the benefits to be obtained by the Lenders.

“Existing Loan Facility”: as defined in Section 2.27(a).

“Extended Loans”: as defined in Section 2.27(a).

“Extending Lender”: as defined in Section 2.27(b).

“Extension Election”: as defined in Section 2.27(b). “Extension Request”: as defined in Section 2.27(a).

“Facility”: each of (a) the Second Lien Term Commitments and the Second Lien Term Loans made thereunder (the “Second Lien Term Facility”) and (b) any New Term Commitment and the New Loans made thereunder (a “New Facility”).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing, and any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“First Lien Administrative Agent”: as defined in the First Lien Credit Agreement.

“First Lien Declined Proceeds”: shall have the meaning assigned to the term “Declined Proceeds” in the First Lien Credit Agreement

“First Lien Documents”: the collective reference to the First Lien Credit Agreement, the First Lien Security Documents and the First Lien Notes (if any) and any amendment, waiver, supplement or other modification to any of the foregoing.

“First Lien Credit Agreement”: the First Lien Credit Agreement dated as of May 23, 2014 among the Borrower, Holdings, the several banks and other financial institutions from time to time party thereto and Barclays Bank as First Lien administrative and collateral agent.

“First Lien Indebtedness”: Indebtedness incurred under the First Lien Documents.

“First Lien Notes”: any promissory note evidencing any loan executed in connection with the First Lien Credit Agreement.

“First Lien Security Documents”: the collective reference to the First Lien Guarantee and Collateral Agreement dated as of May 23, 2014 among the Borrower, Holdings, the subsidiary guarantors party thereto and Barclays Bank as First Lien collateral agent, and all other security documents (including any Mortgages) entered into in connection therewith.

“First Lien Termination Date”: the date on which all “Obligations”, as such term is used and defined in the First Lien Credit Agreement, are paid in full in cash (other than (i) contingent or indemnification obligations not then due or (ii) obligations in respect of Specified Hedge Agreements as defined in the First Lien Credit Agreement) or Cash Management Obligations), and all Indebtedness and obligations with respect thereto are paid in full in cash and all commitments under the First Lien Loan Documents are terminated.

“First Tier Foreign Subsidiary”: any Foreign Subsidiary that is a direct subsidiary of a Domestic Subsidiary, other than a Domestic Subsidiary that is itself a Foreign Subsidiary Holding Company.

“Fiscal Quarter”: the then current fiscal quarter of the Borrower.

“Fixed Rate”: 12.0% per annum.

“Flood Insurance Rate Map”: as defined in Section 6.5(d) hereof.

“Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company”: any Restricted Subsidiary of the Borrower which is a Domestic Subsidiary substantially all of the assets of which consist of the Capital Stock of one or more Foreign Subsidiaries.

“Funded Debt”: with respect to any Person (i) all Indebtedness of such Person of the types described in clauses (a), (b), to the extent reflected as a liability on the balance sheet in accordance with GAAP, (c), (e) or (g) of the definition of “Indebtedness” and (ii) all Indebtedness incurred under Sections 7.2(s), (y) and (bb).

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7 or any financial definition, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant or definition with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date and, until any such amendments have been agreed upon, the covenants in Section 7 and the financial definitions shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Government Contract”: as defined in the Guarantee and Collateral Agreement.

“Grantor”: as defined in the Guarantee and Collateral Agreement.

“Guarantee and Collateral Agreement”: the Second Lien Guarantee and Collateral Agreement, substantially in the form of Exhibit E hereto, dated as of the date hereof by and among Holdings, the Borrower and each Subsidiary Guarantor, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”: all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Borrower or any Restricted Subsidiary.

“Highest Lawful Rate”: the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements”: as defined in Section 4.1(a).

“Holdings”: as defined in the preamble hereto.

“Holdings IPO”: the issuance by Holdings or any Parent Company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act whether alone or in connection with a secondary public offering.

“Immaterial Subsidiary”: on any date, any Subsidiary of the Borrower that has had less than 5% of Consolidated Total Assets and 5% of annual consolidated revenues of the Borrower and its Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such date; provided that at no time shall all Immaterial Subsidiaries have in the aggregate Consolidated Total Assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) in excess of 7.5% of Consolidated Total Assets or annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries.

“Increased Amount Date”: as defined in Section 2.25.

“Indebtedness” of any Person: without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the deferred purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined in respect of outstanding Hedge Agreements (such payments in respect of any Hedge Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Hedge Agreement), (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by the First Lien Credit Agreement) and (ii) in respect of bankers’ acceptances; provided that Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indebtedness for Borrowed Money”: (a) to the extent the following would be reflected on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, bonds, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations; (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Hedge Agreements; provided that the Obligations shall not constitute Indebtedness for Borrowed Money.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Instrument”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, knowhow and processes, all applications and registrations in connection therewith and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the Intercreditor Agreement, substantially in the form of Exhibit F hereto, dated as of the date hereof by and among Barclays Bank PLC, as Initial First

Lien Representative and Initial First Lien Collateral Agent for the First Lien Claimholders and Barclays Bank PLC, as Initial Second Lien Representative and Initial Second Lien Collateral Agent for the Second Lien Claimholders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”: the last Business Day of each March, June, September and December.

“Investments”: as defined in Section 7.7.

“Joinder Agreement”: an agreement substantially in the form of Exhibit G hereto.

“Lead Arrangers”: Barclays Bank, KKR Capital Markets LLC, RBC Capital Markets, Deutsche Bank Securities Inc. and Mizuho Bank, Ltd. in their capacity as joint lead arrangers and joint bookrunners.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: the collective reference to this Agreement, the Security Documents, the Intercreditor Agreement and the Notes (if any) and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Extension Amendment”: as defined in Section 2.27(c).

“Loan Parties”: Holdings, the Borrower and each Subsidiary Guarantor.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Second Lien Term Loans or New Loans outstanding under such Facility; provided, however, that determinations of the “Majority Facility Lenders” shall exclude any Commitments or Loans held by any Sponsor Affiliated Lender and any Defaulting Lender.

“Make-Whole Premium Amount” means, with respect to any Term Loan, an amount equal to the Discounted Value of the Remaining Scheduled Payments with respect to the Prepaid Principal of such Term Loan.

“Management Agreement”: the Management Agreement, by and between General Atlantic Service Company, LLC, the Borrower and Kohlberg Kravis Roberts & Co. L.P., as in effect on the Closing Date or as amended, supplemented or otherwise modified from time to time so long as such amendment, supplement or other modification is not, when taken as a whole, materially adverse to the Lenders compared to the Management Agreement in effect on the Closing Date.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents or (c) the ability of the Loan Parties, taken as a whole, to fully and timely perform their payment obligations under the Loan Documents.

“Material Real Property”: any Real Property located in the United States and owned in fee by a Loan Party on the Closing Date having an estimated fair market value (in the good faith judgment of such Loan Party) exceeding $3,000,000 and any after-acquired Real Property located in the United States owned in fee by a Loan Party having a gross purchase price exceeding $3,000,000 at the time of acquisition.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, that are regulated pursuant to any Environmental Law.

“Maximum Incremental Facilities Amount”: at any date of determination, (a) the sum of (i) $50,000,000 (less the aggregate amount of any Incremental First Lien Facility incurred pursuant to clause (a)(i) of the definition of “Maximum Incremental Facilities Amount” in the First Lien Credit Agreement) plus (ii) an additional amount, if after giving effect to the incurrence of such additional amount, the Borrower would be in compliance with the Consolidated Total Net Leverage Test (assuming the Indebtedness being incurred as of such date of determination would be included in the definition of Consolidated Total Net Leverage, whether or not such Indebtedness would otherwise be so included), minus (b) the sum of (i) the aggregate principal amount of New Term Commitment incurred pursuant to Section 2.25 prior to such date and (ii) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 7.2(bb)(i)(a) prior to such date.

“Minimum Tender Condition”: as defined in Section 2.28(b).

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties”: all Real Property that shall be subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Mortgage”: any mortgage, deed of trust, hypothec, assignment of leases and rents or other similar document delivered on or after the Closing Date by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, with respect to Mortgaged Properties, each substantially in form and substance reasonably acceptable to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower, or any Restricted Subsidiary currently has, or within the past five years has had, an obligation to contribute.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash, Cash Equivalents and Permitted Liquid Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred by any Loan Party in connection therewith; (ii) taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any Domestic Subsidiary as a result thereof and (b) in connection with any Equity Issuance or other issuance or sale of debt securities or instruments or the incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Facility”: as defined in the definition of “Facility”.

“New Lender”: as defined in Section 2.25.

“New Loans”: any loan made by any New Lender pursuant to this Agreement.

“New Term Commitment”: as defined in Section 2.25.

“New Term Facility”: any New Term Commitment to provide New Term Loans and any New Term Loans under a New Facility.

“New Term Lender”: a Lender that has a New Term Loan.

“New Term Loans”: as defined in Section 2.25.

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-Guarantor Subsidiary”: any Subsidiary of the Borrower which is not a Subsidiary Guarantor.

“Non-Recourse Debt”: Indebtedness (a) with respect to which no default would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (b) as to which the lenders or holders thereof will not have any recourse to the capital stock or assets of Holdings, the Borrower or any of its Restricted Subsidiaries.

“Non-US Lender”: as defined in Section 2.20(d).

“Note”: any promissory note evidencing any Loan, which promissory note shall be substantially in the form of Exhibit H hereto or such other form as agreed upon by the Administrative Agent and the Borrower.

“Obligations”: the unpaid principal of and premium, if any, and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are imposed with respect to an assignment after the initial syndication.

“Parent Company”: any direct or indirect parent of Holdings.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c)(i).

“Patriot Act”: as defined in Section 10.18.

“Payment Amount”: as defined in Section 3.5.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: (a) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders, (b) any acquisition made solely with the Net Cash Proceeds of any substantially concurrent Equity Issuance or capital contribution (other than Disqualified Capital Stock) or (c) any acquisition of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a business, division, product line or business line of any Person (each, an “Acquisition”), if such Acquisition described in this clause (c) complies with the following criteria:

(i) no Event of Default pursuant to clause (a), (f) or (g) of Section 8.1 shall be in effect immediately prior or after giving effect to such Acquisition; and

(ii) if the total consideration (other than any equity consideration (including by way of any substantially concurrent Equity Issuance or capital contribution (other than Disqualified Capital Stock)) in respect of such Acquisition exceeds $10,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of the Borrower signed by a Responsible Officer to such effect, together with all relevant financial information for such Subsidiary or asset to be acquired reasonably requested by the Administrative Agent prior to such acquisition to the extent available.

“Permitted Debt Exchange”: as defined in Section 2.28(a).

“Permitted Debt Exchange Notes”: as defined in Section 2.28(a).

“Permitted Debt Exchange Offer”: as defined in Section 2.28(a).

“Permitted Investors”: the collective reference to the Sponsors and their Affiliates (but excluding any operating portfolio companies of the foregoing), the members of management of Holdings and its Subsidiaries that have ownership interests in Holdings as of the Closing Date, and the directors of Holdings and its Subsidiaries or any Parent Company on, or as of no later than 60 days following, the Closing Date.

“Permitted Liquid Investments”: any of the following: (a) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition, (b) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250,000,000, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having a rating of at least A-1 from S&P or P-1 1 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and maturing within 24 months after the date of acquisition and Indebtedness and Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition, (e) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition, (f) marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation or acquisition thereof, (g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s, (h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in euro or pound sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction including, without limitation, certificates of deposit or bankers’ acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community or Canada or any subdivision thereof, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than 24 months from the date of acquisition and (i) investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

“Permitted Other Indebtedness”: subordinated or senior Indebtedness (which Indebtedness may be unsecured or secured and which, if secured, may either have the same lien priority as the Obligations or may be secured by a Lien ranking junior to the Lien securing the Obligations), in either case issued or incurred by any Loan Party, (a) the terms of which do not provide for scheduled principal payments, mandatory prepayments, redemptions or sinking fund payments prior to the date at least 180 days following the Second Lien Term Maturity Date (or, such later date that is the latest final maturity date of any incremental extensions of credit hereunder) (other than customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event, customary acceleration rights after an event of default and AHYDO payments), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rates, fees, funding discounts and redemption or prepayment premiums), taken as a whole, are not more restrictive to the Borrower and its Restricted Subsidiaries than the terms of this Agreement; provided that a certificate of an Authorized Officer of the relevant Loan Party shall be delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the issuance or incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements (which shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements unless the Administrative Agent notifies the Borrower within three Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (c) if such Indebtedness is secured, such Indebtedness shall not be secured by any property or assets other than the Collateral and (d) no Subsidiary of the Borrower (other than a Guarantor) shall be an obligor under such Indebtedness.

“Permitted Other Indebtedness Documents”: all documents and instruments (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Loan Party.

“Permitted Other Indebtedness Obligations”: if any secured Permitted Other Indebtedness is issued or incurred, the collective reference to (a) the unpaid principal of and premium, if any, and interest at the applicable rate provided in the Permitted Other Indebtedness Documents (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) on the indebtedness outstanding thereunder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel that are required to be paid by the Borrower pursuant thereto) or otherwise.

“Permitted Other Indebtedness Secured Parties”: the holders from time to time of the secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Refinancings”: with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness provided that (a) there is no increase in the principal amount (or accrued value) thereof (excluding accrued interest, fees, discounts, premiums and expenses), (b) the weighted average life to maturity of such Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being refinanced and (ii) the weighted average life to maturity that would result if all payments of principal on the Indebtedness being refinanced that were due on or after the date that is one year following the Second Lien Term Maturity Date were instead due one year following the Second Lien Term Maturity Date, (c) if the Indebtedness being refinanced, refunded, modified, renewed or extended is subordinated in right of payment to the Obligations, such refinancing, refunding, modification, renewal or extension is subordinated in right of payment to the Obligations (i) on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, refunded, modified, renewed or extended, (ii) on terms consistent with the then-prevailing market terms for subordination of comparable Indebtedness or then prevailing market terms for subordinated high-yield Indebtedness or (iii) on terms reasonably satisfactory to the Administrative Agent, (d) the terms and conditions (including, if applicable, as to collateral) of any such refinanced, refunded, modified, renewed or extended Indebtedness are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) no Default or Event of Default shall have occurred and be continuing at the time thereof or no Default or Event of Default would result from any such refinancing, refunding, modification, renewal or extension and (f) neither the Borrower nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, refundings, renewals or extensions except to the extent that such Person was such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Subordinated Indebtedness”: unsecured, senior subordinated or subordinated Indebtedness of the Borrower or any Restricted Subsidiary (including guarantees thereof by the Borrower or any Guarantor, as applicable), provided that (a) no scheduled principal payments, mandatory prepayments, redemptions or sinking fund payments of any Permitted Subordinated Indebtedness shall be required prior to the date at least 180 days following the Second Lien Term Maturity Date (or, such later date that is the latest final maturity date of any incremental extensions of credit hereunder) (other than customary offers to purchase upon a change of control, asset sale and customary acceleration rights upon an event of default and AHYDO payments), (b) the covenants and events of default of such Permitted Subordinated Indebtedness (i) shall be, taken as a whole, customary for Indebtedness of a similar nature as such Permitted Subordinated Indebtedness or (ii) shall otherwise not have been objected to by the Administrative Agent, after the Administrative Agent shall have been afforded a period of five Business Days to review such terms of such Permitted Subordinated Indebtedness, (c) the terms of subordination applicable to any Permitted Subordinated Indebtedness shall be (i) taken as a whole, customary for comparable unsecured subordinated high yield debt securities or (ii) shall otherwise not have been objected to by the Administrative Agent, after the Administrative Agent shall have been afforded a period of five Business Days to review such terms of such Permitted Subordinated Indebtedness and (d) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which Holdings, the Borrower or any of its Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, but excluding any Multiemployer Plan.

“Pledged Securities”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Prepaid Principal” means, with respect to any Term Loan, the principal amount of such Term Loan that is to be prepaid.

“Prepayment Date” means, with respect to the Prepaid Principal of any Term Loan, the date on which such Prepaid Principal is to be prepaid.

“Prepayment Notice”: a Prepayment Notice substantially in the form of Exhibit I hereto.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Company Costs”: costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.

“Ratio Calculation Date”: as defined in Section 1.3(a).

“Real Estate Collateral”: Real Property on which a Lien is granted pursuant to any Security Document and all real estate interests on which a Lien is required to be granted under Section 6.8.

“Real Property”: collectively, all right, title and interest of the Borrower or any other Subsidiary in and to any and all parcels of real property owned, leased or operated by the Borrower or any other Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recovery Event”: any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Restricted Subsidiary, in an amount for each such event exceeding $1,000,000.

“Refinanced Term Loans”: as defined in Section 10.1(c).

“Refinancing”: the repayment of certain existing Indebtedness of the Borrower on the Closing Date.

“Register”: as defined in Section 10.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice signed on behalf of any Loan Party by a Responsible Officer stating that such Loan Party (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets or make investments useful in the Business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount contractually committed by the applicable Loan Party (directly or indirectly through a Subsidiary) to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire assets or make investments useful in the Business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 12 months after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which any Loan Party shall have determined not to acquire assets or make investments useful in the Business with such portion of such Reinvestment Deferred Amount.

“Reinvestment Yield” means, with respect to any Term Loan, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m., New York City time, on the second Business Day preceding the Prepayment Date with respect to the Prepaid Principal of such Term Loan, on the display designated as “Page PX1” on the Bloomberg Financial Markets Services Screen (or, if not available, any other nationally recognized trading screen reporting online intraday trading in U.S. Treasury securities) for actively traded U.S. Treasury securities having a maturity equal to the period of time from such Prepayment Date through and including the first anniversary of the Closing Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Prepayment Date with respect to such Prepaid Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the period of time from such Prepayment Date through and including the first anniversary of the Closing Date. Such implied yield will be determined, if necessary, by (x) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than period of time from such Prepayment Date through and including the first anniversary of the Closing Date and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such period. The Reinvestment Yield will be rounded to that number of decimal places used in the interest rate for the Term Loans.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Remaining Scheduled Payments” means, with respect to the Prepaid Principal of any Term Loan, all payments of interest thereon that would be due after the Prepayment Date with respect to such Prepaid Principal if prepayment of such Prepaid Principal were made on the first anniversary of the Closing Date and a prepayment premium of 5.00% of such Prepaid Principal, provided that if such Prepayment Date is not an Interest Payment Date, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Prepayment Date and required to be paid on such Prepayment Date pursuant to Section 2.15.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Term Loans”: as defined in Section 10.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA with respect to a Single Employer Plan (other than a Single Employer Plan maintained by a Commonly Controlled Entity that is considered a Commonly Controlled Entity only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder as of the date hereof (no matter how such notice requirements may be changed in the future).

“Representatives”: as defined in Section 10.14.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Term Loans then outstanding. For purposes of this definition, Required Lenders shall be determined by excluding all Loans and Commitments held or beneficially owned by a Sponsor Affiliated Lender and by a Defaulting Lender.

“Required Prepayment Lenders”: the holders of more than 50% of the aggregate unpaid principal amount of the Second Lien Term Loans.

“Requirement of Law”: as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer (or similar title), controller, secretary or treasurer (or similar title) of Holdings or the Borrower, as applicable, or (with respect to Section 6.7) any Restricted Subsidiary and, with respect to financial matters, the chief financial officer (or similar title), controller or treasurer (or similar title) of Holdings or the Borrower, as applicable.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

“S&P”: Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sanctions”: any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. State Department, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Lien Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Second Lien Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Second Lien Term Commitment” opposite such Lender’s name on Annex A, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto. The aggregate amount of the Second Lien Term Commitments is $250,000,000.

“Second Lien Term Facility”: as defined in the definition of “Facility”.

“Second Lien Term Lender”: each Lender that has a Second Lien Term Commitment or, following the termination of the Second Lien Term Loan Commitments, has a Second Lien Term Loan outstanding.

“Second Lien Term Maturity Date”: the seventh anniversary of the Closing Date.

“Second Lien Term Loan”: as defined in Section 2.1.

“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Single Employer Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the solvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Equity Contribution”: as defined in Section 8.2.

“Sponsor Affiliated Institutional Lender”: (x) any investment fund managed or advised by Affiliates of the Sponsor that is a bona fide debt fund and (y) any bank, insurance company, investment bank or commercial finance company that is an Affiliate of the Sponsor, in the case of each clause (x) and (y) that extends credit or buys loans in the ordinary course of business.

“Sponsor Affiliated Lender”: a Sponsor or any Affiliate thereof that is not a Sponsor Affiliated Institutional Lender.

“Sponsors”: Kohlberg Kravis Roberts & Co. L.P., General Atlantic Service Company, LLC and their respective Affiliates (but excluding any operating portfolio companies of the foregoing).

“Subordinated Intercompany Note”: a Subordinated Intercompany Note substantially in the form of Exhibit J hereto.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that any joint venture that is not required to be consolidated with the Borrower and its consolidated Subsidiaries in accordance with GAAP shall not be deemed to be a “Subsidiary” for purposes hereof. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors”: (a) each Subsidiary other than any Excluded Subsidiary and (b) any other Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement.

“Taxes”: all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: any Second Lien Term Commitment and/or any New Term Commitment, as applicable.

“Term Facility”: the Second Lien Term Facility and/or any New Term Facility, as applicable.

“Term Lender”: any Second Lien Term Lender and/or any New Term Lender, as applicable.

“Term Loan”: any Second Lien Term Loan and/or any New Term Loans, as applicable.

“Term Percentage”: as to any Term Lender, prior to the initial funding of the Term Loans, the percentage which the sum of such Lender’s Term Commitments then constitutes of the aggregate Term Commitments or, at any time after the initial funding of the Term Loans, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of the Borrower (in each case taken as one accounting period) most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1.

“Tranche”: as defined in Section 2.25.

“Transferee”: any Eligible Assignee or Participant. “Trigger Date”: as defined in Section 2.12(b). “United States”: the United States of America.

“Unrestricted Cash”: the sum of all cash, cash Equivalents and Permitted Liquid Investments to the extent not subject to any Lien (other than the Liens described in Section 7.3) to the extent held by Holdings, the Borrower and its Restricted Subsidiaries on the applicable date, in each case determined on a consolidated basis in accordance with GAAP.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower that is designated after the Closing Date by a resolution of the Board of Directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that, such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Holdings, the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings, the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings or the Borrower; (c) is a Person with respect to which neither Holdings, the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) does not guarantee or otherwise provide credit support after the time of such designation for any Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the fair market value of the Subsidiary so designated; provided that the Borrower may subsequently redesignate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as the Borrower does not subsequently redesignate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four fiscal quarters; provided further that, at the time of each designation or subsequent redesignation, the Borrower shall deliver to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying the Borrower’s compliance with the preceding clauses.

“US Lender”: as defined in Section 2.20(e).

“Wholly-Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares or similar nominal shares) is owned by such Person directly or indirectly through its Wholly-Owned Subsidiaries.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (to the extent such amendments, supplements, restatements or other modifications are not restricted by this Agreement).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The term “license” shall include sub-license. The term “documents” includes any and all documents whether in physical or electronic form.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Pro Forma Calculations. Solely for purposes of determining whether any action is otherwise permitted to be taken hereunder, the Consolidated Total Net Leverage Ratio shall be calculated as follows:

(a) In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but prior to or simultaneously with the event for which the calculation of such ratio is made (a “Ratio Calculation Date”), then such ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

(b) For purposes of making the computation referred to above, if any acquisitions, Dispositions or designations of Unrestricted Subsidiaries or Restricted Subsidiaries are made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the relevant Ratio Calculation Date, Consolidated EBITDA shall be calculated on a pro forma basis, assuming that all such acquisitions, Dispositions and designations had occurred on the first day of the four-quarter reference period in a manner consistent, where applicable, with the pro forma adjustments set forth in clause (j) of and the last proviso of the first sentence of the definition of “Consolidated EBITDA”. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any acquisition or Disposition, in each case with respect to a business or an operating unit of a business, that would have required adjustment pursuant to this provision, then such ratio shall be calculated giving pro forma effect thereto for such period as if such acquisition or Disposition had occurred at the beginning of the applicable four-quarter period.

1.4 Certifications. All certifications and other statements made by any officer, director or employee of a Loan Party pursuant to any Loan Document are and will be made on behalf of such Loan Party and not in such officer’s, director’s or employee’s individual capacity.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Second Lien Term Commitments. Subject to the terms and conditions set forth herein, each Second Lien Term Lender agrees to make a loan to the Borrower denominated in Dollars (a “Second Lien Term Loan”) on the Closing Date in an aggregate amount not to exceed the amount of its Second Lien Term Commitment. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Second Lien Term Loans shall be paid in full no later than the Second Lien Term Maturity Date. Each Lender’s Second Lien Term Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Second Lien Term Commitment on such date.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent an irrevocable fully executed Borrowing Notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 11:00 A.M., New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in like funds as received by the Administrative Agent equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3 Repayment of Second Lien Term Loans. The aggregate principal amount of all Second Lien Term Loans shall be payable on the Second Lien Term Maturity Date. Such principal payment shall be applied to the Second Lien Lenders pro rata based upon their Term Percentages.

2.4 [Reserved].

2.5 [Reserved].

2.6 [Reserved].

2.7 [Reserved].

2.8 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Term Lender the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower as set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rate per annum, and on the dates, set forth in Section 2.15.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.9 [Reserved].

2.10 [Reserved].

2.11 Optional Prepayments. (a) To the extent not prohibited by the terms of the First Lien Credit Agreement, the Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty (except as set forth in clause (d) below) upon delivery of a Prepayment Notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, one Business Day prior thereto, which notice shall specify (x) the date and amount of prepayment and (y) whether the prepayment is of Second Lien Term Loans or New Loans. Upon receipt of any such Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that such notice may be conditioned on receiving the proceeds of any refinancing), together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and in each case shall be subject to the provisions of Section 2.18.

(b) Notwithstanding anything to the contrary contained in this Section 2.11 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Loans of the Borrower and its Subsidiaries, so long as no Default or Event of Default has occurred and is continuing, Holdings, the Borrower and its Subsidiaries may repurchase outstanding Term Loans pursuant to this Section 2.11(b) on the following basis:

(i) Holdings, the Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (x) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between Holdings or the Borrower and the Auction Agent or (y) open market purchases;

(ii) With respect to all repurchases made by Holdings, the Borrower or a Subsidiary of the Borrower, such repurchases shall be deemed to be voluntary prepayments pursuant to this Section 2.11 in an amount equal to the aggregate principal amount of such Term Loans; provided that notwithstanding such characterization as a voluntary prepayment, no such repurchase shall operate to reduce any percentage amount set forth in Section 2.3; provided further that such repurchases shall not be subject to the provisions of paragraph (a) or (d) of this Section 2.11 and Section 2.18;

(iii) Upon the purchase by Holdings, the Borrower or any Subsidiary of the Borrower of any Term Loans, automatically and without the necessity of any notice or any other action all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes and shall be cancelled and no longer outstanding for all purposes of this Agreement and all other Loan Documents (and in connection with any Term Loan purchased pursuant to this Section 2.11(b), the Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation);

(iv) failure by Holdings, the Borrower or a Subsidiary of the Borrower to make any payment to a Lender required by an agreement permitted by this Section 2.11(b) shall not constitute an Event of Default under Section 8.1(a);

(v) after giving effect to all Term Loans purchased and cancelled pursuant to this Section 2.11(b), the aggregate principal amount of all Loans and Commitments then held by all Sponsor Affiliated Lenders (whether by assignment, participation or other derivative transaction) shall not exceed 25% of the aggregate unpaid principal amount of the Term Loans then outstanding.

(c) In connection with any optional prepayments by the Borrower of the Loans pursuant to Section 2.11(a) or Section 2.11(b), such prepayments shall be applied on a pro rata basis to the then outstanding Loans being prepaid.

(d) Notwithstanding anything in this Section 2.11 to the contrary, (i) the Borrower shall not make any voluntary prepayment of Term Loans (or incur any Indebtedness that would result in a mandatory prepayment of Term Loans) prior to the first anniversary of the Closing Date and (ii) in the event that the Borrower makes any voluntary prepayment of Term Loans (or incur any Indebtedness that would result in a mandatory prepayment of Term Loans) then, in each case, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) notwithstanding the prohibition set forth in clause (i) above, if such voluntary prepayment is made prior to the first anniversary of the Closing Date, a premium in an amount equal to the Make-Whole Premium Amount applicable to the Term Loans being prepaid, (y) if such voluntary prepayment is made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, a premium of 5.00% of the principal amount of the Term Loans being prepaid and (z) if such voluntary prepayment is made on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, a prepayment premium of 2.50% of the principal amount of the Term Loans being prepaid.

2.12 Mandatory Prepayments. (a) Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2) shall be incurred by Holdings, the Borrower or any Restricted Subsidiary, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(b) Subject to Section 2.12(g), unless the Required Prepayment Lenders shall otherwise agree, if on any date Holdings, the Borrower or any Restricted Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event (i) in an amount less than $150,000,000, then, unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof, such Net Cash Proceeds shall be applied not later than five Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided that, notwithstanding the foregoing, (i) on each Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and (ii) on the date (the “Trigger Date”) that is six months after any such Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date or (ii) in an amount equal to or greater than $150,000,000, then such Net Cash Proceeds shall be applied not later than five Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(c) Subject to Section 2.12(g), unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2014, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (i) the Excess Cash Flow Percentage of such Excess Cash Flow minus (ii)(A) all optional prepayments of Term Loans during such fiscal year (including optional prepayments pursuant to Section 2.11(b)), in each case other than to the extent any such prepayment is funded with the proceeds of long-term Indebtedness and (B) the aggregate principal amount of voluntary prepayments of loans under the First Lien Credit Agreement made by the Borrower pursuant to Section 2.11(b) of the First Lien Credit Agreement during such fiscal year, toward the prepayment of Term Loans as set forth in Section 2.12(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the date on which the financial statements referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.

(d) Subject to Section 2.12(g), amounts to be applied in connection with prepayments pursuant to this Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.12, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid. Each prepayment of the Term Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) Unless the Required Prepayment Lenders shall otherwise agree, 100% of the First Lien Declined Proceeds shall be applied no later than one Business Day after the date of receipt of such First Lien Declined Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(f) Subject to Section 2.12(g), on each occasion that Permitted Other Indebtedness is issued or incurred pursuant to Section 7.2(aa), the Borrower shall within three Business Days of receipt of the Net Cash Proceeds of such Permitted Other Indebtedness prepay Term Loans in an aggregate principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Permitted Other Indebtedness.

(g) Notwithstanding anything in this Section 2.12 to the contrary (but subject to clause (e) above), no mandatory prepayments of outstanding Second Lien Term Loans that would otherwise be required to be made under this Section 2.12 shall be required to be made prior to the First Lien Termination Date.

2.13 [Reserved].

2.14 [Reserved].

2.15 Interest Rates and Payment Dates

(a) Each Term Loan shall bear interest for each day at a rate per annum equal to the Fixed Rate.

(b) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Fixed Rate plus 2.00%, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Fixed Rate plus 2.00%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment); provided that no amount shall be payable pursuant to this Section 2.15(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further no amounts shall accrue pursuant to this Section 2.15(c) on any overdue Loan or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c) Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section 2.15 shall be payable from time to time on demand.

2.16 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

2.17 [Reserved].

2.18 Pro Rata Treatment and Payments. (a) Subject to Section 2.12(g), each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Term Percentages of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of the Second Lien Term Loans or New Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Second Lien Term Lenders or New Term Lenders, as applicable, pro rata according to the respective amounts then due and owing to such Lenders, other than payments pursuant to Section 2.11(b) or 2.24.

(b) Subject to Section 2.12(g), each mandatory prepayment of the Term Loans shall be allocated between the Second Lien Term Facility and any New Facility comprising Term Loans, if any, pro rata except as affected by the opt-out provision under Section 2.12(e). Each optional prepayment of the Term Loans shall be allocated between the Facilities as directed by the Borrower. Each optional prepayment of the Second Lien Term Loans or New Term Loans shall be allocated to the Lenders holding such Loans on a pro rata basis, based on the principal amount of such Loans held by such Lender of the Second Lien Term Loans or New Term Loans applied to the remaining installments thereof as specified by the Borrower (except for prepayments pursuant to Section 2.11(b) or Section 2.24) and each mandatory prepayment of the Second Lien Term Loans or New Term Loans shall be allocated to the Lenders holding such Loans on a pro rata basis, based on the principal amount of such Loans held by such Lender of the Second Lien Term Loans or New Term Loans and shall be applied to the remaining installments thereof in direct order of maturity. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. Any payment received by the Administrative Agent after 2:00 P.M., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon, for each day from such Borrowing Date until the date such amount is paid to the Administrative Agent, at the Fixed Rate, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Defaulting Lender.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.19 Requirements of Law. (a) [Reserved].

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder or under to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such entity for such reduction.

(c) A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Obligations.

2.20 Taxes. (a) Except as otherwise provided in this Agreement or as required by law, all payments made by the Borrower or any Loan Party under this Agreement and the other Loan Documents to the Administrative Agent or any Lender under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, excluding (i) net income Taxes, net profits Taxes and franchise Taxes (and net worth Taxes and capital Taxes imposed expressly in lieu of net income Taxes) imposed on the Administrative Agent or any Lender (A) by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent or any Lender (or, in the case of a pass-through entity, any of its beneficial owners) is organized or in which its applicable lending office is located or (B) as a result of a present or former connection between the Administrative Agent or such Lender or beneficial owner and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the applicable Borrower or any Loan Party under this Agreement and the other Loan Documents is located or is deemed to be doing business and (iii) any Taxes that would not have been imposed but for a failure by any Lender, the Administrative Agent or any financial institution through which any payment is made to enter into or to comply with any applicable certification, documentation, information or other reporting requirement or agreement concerning United States accounts maintained by the Lender, the Administrative Agent or any such financial institution or concerning United States ownership of the Lender, or any substantially similar requirement or agreement, if entering into or complying with such requirement or agreement is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge; provided that such certification, documentation, information or other reporting requirement or agreement has been requested by the Borrower. If any such nonexcluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable by or on behalf of the Borrower or any Loan Party under this Agreement and the other Loan Documents to the Administrative Agent, or any Lender hereunder, the amounts payable by the applicable Loan Party shall be increased to the extent necessary to yield to the Administrative Agent, or such Lender (after deduction or withholding of all Non-Excluded Taxes and Other Taxes including Non-Excluded Taxes attributable to amounts payable under this Section 2.20(a)) interest or any such other amounts payable at the rates or in the amounts specified in this Agreement or the relevant Loan Document; provided, however, that, notwithstanding anything else in this Agreement, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall not be required to pay to or increase any such amounts payable to or in respect of any Lender or the Administrative Agent with respect to any Non-Excluded Taxes or Other Taxes (i) that are attributable to such Lender’s (or, in the case of a pass-through entity, any of its beneficial owners’) or the Administrative Agent’s failure to comply with the requirements of paragraph (d) or (e), as applicable, of this Section 2.20, (ii) that are withholding Taxes resulting from any Requirement of Law in effect on the date such Lender becomes a party hereto, unless such Taxes are imposed as a result of any change in facts, occurring after such Lender becomes a party hereto, that is attributable to the Borrower or any Loan Party, except (in the case of an assignment) to the extent that such Lender’s assignor (if any) was entitled, at the time of such assignment, to receive additional amounts from the Borrower or any Loan Party under this Agreement and the other Loan Documents with respect to such Taxes pursuant to this paragraph or (iii) that are U.S. federal withholding Taxes imposed under FATCA.

(b) In addition, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower and any Loan Party under this Agreement and the other Loan Documents, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender. If the Borrower or any Loan Party under this Agreement and the other Loan Documents fails to pay any Non-Excluded Taxes or Other Taxes that the Borrower or any Loan Party under this Agreement and the other Loan Documents is required to pay pursuant to this Section 2.20 (or in respect of which the Borrower or any Loan Party under this Agreement and the other Loan Documents would be required to pay increased amounts pursuant to Section 2.20(a) if such Non-Excluded Taxes or Other Taxes were withheld) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall indemnify the Administrative Agent and the Lenders for any payments by them of such Non-Excluded Taxes or Other Taxes (including any incremental taxes, interest or penalties on any such Other Taxes) that become payable by the Administrative Agent or any Lender as a result of any such failure within thirty days after the Lender or the Administrative Agent delivers to the Borrower (with a copy to the Administrative Agent) either (a) a copy of the receipt issued by a Governmental Authority evidencing payment of such Taxes or (b) certificates as to the amount of such payment or liability prepared in good faith.

(d) (i) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Borrower and to the Lender from which the related participation shall have been purchased) (i) two accurate and complete copies of IRS Form W-8ECI, W-8 EXP, W-8BEN, W-8BEN-E or W-8IMY (together with any applicable underlying IRS forms required from each of its beneficial owners) or (ii) in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit K hereto and two accurate and complete copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8 EXP or W-8IMY (together with any applicable underlying IRS forms required from each of its beneficial owners), or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-US Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender. Each Non-US Lender shall (i) promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose) and (ii) take such steps as shall not be disadvantageous to it, in its reasonable judgment, and as may be reasonably necessary (including the re-designation of its lending office pursuant to Section 2.23) to avoid any requirement of applicable laws of any such jurisdiction that the Borrower or any Loan Party make any deduction or withholding for Taxes from amounts payable to such Lender. Notwithstanding any other provision of this paragraph, a Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver.

(ii) The Administrative Agent shall deliver to the Borrower, on or before the date on which it becomes the Administrative Agent hereunder, whichever of the following is applicable: (A) two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such Administrative Agent is not subject to backup withholding; or (B) two accurate and complete copies of IRS Form W-8IMY certifying on Part I and Part IV of such IRS Form W-8IMY (or applicable successor form or Parts) that it is a U.S. branch that has agreed to be treated as a U.S. person for United States federal withholding Tax purposes with respect to payments received by it from the Borrower in its capacity as an intermediary. The Administrative Agent shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide the certification described in the preceding sentence.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendment made to FATCA after the date of this Agreement.

(e) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such Lender is not subject to backup withholding. Such forms shall be delivered by each US Lender on or before the date it becomes a party to this Agreement. In addition, each US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender. Each US Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(e) If the Administrative Agent or any Lender determines, in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes (including any incremental taxes, interest or penalties on any such Other Taxes) as to which it has been indemnified by the Borrower or any Loan Party or with respect to which the Borrower or any Loan Party has paid additional amounts pursuant to this Section 2.20, it shall promptly pay over the amount of such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Loan Party under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender incurred in good faith in connection with obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority; provided, further that the Borrower shall not be required to repay to the Administrative Agent or the Lender an amount in excess of the amount paid over by such party to the Borrower pursuant to this Section 2.20. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. In no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the additional amounts giving rise to such refund of any Non-Excluded Taxes or Other Taxes had never been paid. The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Obligations.

2.21 [Reserved].

2.22 [Reserved].

2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage and; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24 Replacement of Lenders. The Borrower shall be permitted to (a) replace with a financial institution or financial institutions, or (b) prepay, without premium or penalty, the Loans of, any Lender that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrower or on account of which the Borrower is required to pay additional amounts to any Governmental Authority pursuant to Section 2.19 or 2.20 or gives a notice of illegality pursuant to Section 2.22, (ii) is a Defaulting Lender or (iii) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that, in the case of a replacement pursuant to clause (a) above, (A) such replacement does not conflict with any Requirement of Law, (B) the replacement financial institution or financial institutions shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (C) the replacement financial institution or financial institutions, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(B), (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, (F) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (G) if applicable, the replacement financial institution or financial institutions shall consent to such amendment or waiver and (H) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.18.

2.25 Incremental Loans. (a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (the “New Term Commitment”) hereunder, in an aggregate amount for all such New Term Commitment not in excess of the Maximum Incremental Facilities Amount. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Commitment shall be effective, which date shall be reasonably acceptable to the Administrative Agent; provided that any Lender offered or approached to provide all or a portion of any New Term Commitment may elect or decline, in its sole discretion, to provide such New Term Commitment.

Such New Term Commitment shall become effective as of such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Commitment and to the making of any Tranche of New Loans pursuant thereto and after giving effect to any Permitted Acquisition or similar Investment consummated in connection therewith (provided, however, that, if the proceeds of any New Loans shall be used for a Permitted Acquisition, the Lenders providing such New Loans may waive any such Default or Event of Default existing on the applicable Increased Amount Date); (ii) the proceeds of any New Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, Permitted Acquisitions and Investments permitted under Section 7.7 and prepayments or refinancing of Permitted Other Indebtedness and First Lien Indebtedness); (iii) the New Loans shall share ratably in the Collateral; (iv) no Lender shall be obligated to provide any portion of any New Loan Commitment; (v) the New Loans that are Term Loans (“New Term Loans”) shall share ratably or less in any mandatory prepayments of the existing Term Loans; (vi) the maturity date of the New Term Loans shall not be earlier than the Second Lien Term Maturity Date and the weighted average life to maturity shall be equal to or greater than the weighted average life to maturity of Second Lien Term Loans; (vii) all terms and documentation with respect to any New Loans which differ from those with respect to the Loans under the applicable Facility shall be reasonably satisfactory to the Administrative Agent (except to the extent permitted by clauses (vi) and (vii) above and the last sentence of this paragraph); (viii) such New Loans or New Term Commitment shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and one or more New Lenders; (ix) with respect to any Mortgages that exist at the time of such New Loans, modifications to such Mortgages may be recorded and the Borrower shall deliver or cause to be delivered any title endorsements reasonably requested by Administrative Agent; (x) the Borrower shall deliver or cause to be delivered any customary legal opinions, including legal opinions from local counsel with respect to any mortgage modifications, or other documents reasonably requested by Administrative Agent in connection with any such transaction, including any supplements or amendments to the Security Documents providing for such New Loans to be secured thereby; (xi) if the interest rate (for purposes of this clause (xi) the “interest rate” with respect to any Loan shall be calculated to include (A) any original issue discount or upfront fees in lieu of original issue discount (other than any arranging fees, underwriting fees and commitment fees) (based on an assumed four-year average life for the applicable Facilities (e.g., 100 basis points in original issue discount or upfront fees equals 25 basis points of interest rate margin) and (B) any applicable interest rate floor) applicable to the New Term Loans exceeds the Fixed Rate by more than 0.50%, the Fixed Rate relating to the existing Second Lien Term Loans shall be adjusted so that the interest rate applicable to the New Term Loans does not exceed the interest rate applicable to the existing Second Lien Term Loans by more than 0.50%. Any New Loans made on an Increased Amount Date that have terms and provisions that differ from those of the Term Loans outstanding on the date on which such New Loans are made shall be designated as a separate tranche (a “Tranche”) of Term Loans for all purposes of this Agreement, except as the relevant Joinder Agreement otherwise provides. For the avoidance of doubt, the rate of interest and the amortization schedule (if applicable) of any New Term Commitment shall be determined by the Borrower and the applicable New Lenders and shall be set forth in the applicable Joinder Agreement.

(b) On any Increased Amount Date on which any New Loan Commitment become effective, subject to the foregoing terms and conditions, each lender with a New Loan Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such New Loan Commitment.

(c) The terms and provisions of the New Term Commitment of any Tranche shall be, except as otherwise set forth in the relevant Joinder Agreement, identical to those of the applicable Term Loans and for purposes of this Agreement, any New Loans or New Term Commitment shall be deemed to be Term Loans. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.25.

2.26 [Reserved].

2.27 Extended Loans.

(a) Notwithstanding anything to the contrary in this Agreement, the Borrower may at any time and from time to time request that all or a portion of a class of Loans (an “Existing Loan Facility”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans (any such Loans which have been so converted, “Extended Loans”) and to provide for other terms consistent with this Section 2.27. In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Loan Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established which shall be identical to the class of Loans from which such Extended Loans are to be converted except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Loans may be delayed to later dates than the scheduled amortization payments of principal of the class of Loans being converted to the extent provided in the applicable Loan Extension Amendment;

(ii) the interest margins with respect to the Extended Loans may be different from the interest margins for the class of Loans being converted and upfront fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable Loan Extension Amendment;

(iii) the Loan Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest final maturity of all classes of Loans in effect on the effective date of the Loan Extension Amendment immediately prior to the establishment of such Extended Loans; and

(iv) no Extended Loans may be optionally prepaid prior to the date on which the Loans under the class from which they were converted are repaid unless such optional prepayment is accompanied by a pro rata optional prepayment of the Loans under such class that were not converted; and

(v) any such Extended Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement (to the extent the Intercreditor Agreement is then in effect).

Any Extended Loans converted pursuant to any Extension Request shall be designated as a class of Extended Loans for all purposes of this Agreement; provided that any Extended Loans converted may, to the extent provided in the applicable Loan Extension Amendment, be designated as an increase in any previously established class of Extended Loans.

(b) The Borrower shall provide the applicable Extension Request to all Lenders of such class that is subject to the Extension Request at least five (5) Business Days prior to the date on which Lenders under such class being converted are requested to respond. No Lender shall have any obligation to agree to have any of its Loans of such class converted into Extended Loans pursuant to any Extension Request. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Loans under such class being converted into Extended Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans of such class which it has elected to request be converted into Extended Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent). In the event that the aggregate amount of Loans under such class being converted exceeds the amount of Extended Loans requested pursuant to the Extension Request, Loans subject to Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of Loans included in each such Extension Election.

(c) Extended Loans shall be established pursuant to an amendment (a “Loan Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Loan thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender). Each Loan Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Loan Extension Amendment, the Loan Parties and the Collateral Agent shall enter into confirmations or reaffirmations to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Extended Loans are provided with the benefit of the applicable Security Documents.

2.28 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) with outstanding Term Loans under one or more classes of Term Loans (as determined by the Borrower) on the same terms, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or if such Permitted Debt Exchange Offer shall have been made with respect to multiple classes without specifying a maximum aggregate principal amount offered to be exchanged for each class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) of each applicable class based on their respective aggregate principal amounts of outstanding Term Loans under each such class, (vi) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent and (vii) any applicable Minimum Tender Condition shall be satisfied.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.28, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 or 2.12, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable classes be tendered. Upon the consummation of any Permitted Debt Exchange, the outstanding principal amount of the Second Lien Term Loans shall automatically be deemed reduced in an aggregate amount equal to the principal amount of Term Loans exchanged in such Permitted Debt Exchange.

(c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.28 and without conflict with Section 2.28(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

SECTION 3. [RESERVED].

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, Holdings (to the extent applicable) and the Borrower hereby jointly represent and warrant (as to itself and each of its Restricted Subsidiaries) to the Agents and each Lender, which representations and warranties shall be made on the Closing Date and on the date of each borrowing of Loans hereunder that:

4.1 Financial Condition. (a) The audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2011, December 31, 2012 and December 31, 2013, and the related statements of income and of cash flows for the fiscal years ended on such dates reported on by and accompanied by an unqualified report from (the “Historical Financial Statements”), present fairly in all material respects the financial condition of the Company and its Subsidiaries as at such date, and the results of, their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto and year end adjustments, have been prepared in accordance with GAAP (except as otherwise noted therein).

(b) [Reserved.]

4.2 No Change. There has been no event, development or circumstance since December 31, 2013 that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Except as set forth in Schedule 4.3, each of Holdings, the Borrower and its Restricted Subsidiaries (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where if applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation (other than any Immaterial Subsidiaries), (ii) has the corporate or organizational power and authority, and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. (a) Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.

(b) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.17.

(c) Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to the Capital Stock of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock is governed by the Uniform Commercial Code), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties thereto, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of the Loan Parties, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law binding on the Borrower or any of its Restricted Subsidiaries or any Contractual Obligation of Holdings, the Borrower or any of its Restricted Subsidiaries or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

4.6 No Material Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, likely to be commenced within a reasonable time period against the Borrower or any of its Restricted Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other Property (other than Intellectual Property) in each case, except where failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents. Schedule 4.8 lists all Real Property which is owned or leased by any Loan Party as of the Closing Date.

4.9 Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens except as permitted by the Loan Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority against the Borrower or any Restricted Subsidiary and neither the Borrower nor any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement which would limit, cancel or question the validity of the Borrower’s or any Restricted Subsidiary’s rights in, any Intellectual Property in any respect that would reasonably be expected to have a Material Adverse Effect. To Borrower’s knowledge, no claim has been asserted or threatened or is pending by any Person challenging or questioning the use by the Borrower or its Restricted Subsidiaries of any Intellectual Property owned by the Borrower or any of its Restricted Subsidiaries or the validity or effectiveness of any Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, the use of Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Each of Holdings, the Borrower and its Restricted Subsidiaries (i) has filed or caused to be filed all federal, state, provincial and other Tax returns that are required to be filed and (ii) has paid all Taxes shown to be due and payable on said returns and all other Taxes imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Borrower or such Restricted Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12 ERISA. (a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) with respect to periods beginning on or after January 1, 2008 or an “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Single Employer Plan has complied with the material applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen on the assets of Holdings, the Borrower or any of its Restricted Subsidiaries, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) none of Holdings, the Borrower or any of its Restricted Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (iv) none of Holdings, the Borrower or any of its Restricted Subsidiaries would become subject to any liability under ERISA if the Borrower or such Restricted Subsidiary were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and (v) to the knowledge of Holdings, the Borrower or any of its Restricted Subsidiaries, no Multiemployer Plan is in Reorganization or Insolvent.

(b) Holdings, the Borrower and its Restricted Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained by a Commonly Controlled Entity (other than Holdings, the Borrower and its Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to pay money.

4.13 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.14 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of the Borrower at the date of this Agreement. Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

(b) As of the Closing Date, except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any of its Restricted Subsidiaries.

4.15 Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, none of the Borrower or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any Environmental Liability.

4.16 Accuracy of Information, etc. As of the Closing Date, no statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and as of the Closing Date, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.17 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein of a type in which a security interest can be created under Article 9 of the UCC (including any proceeds of any such item of Collateral) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealings; provided that for purposes of this Section 4.17(a), Collateral shall be deemed to exclude any Property expressly excluded from the definition of “Collateral” as set forth in the Guarantee and Collateral Agreement (the “Excluded Collateral”). In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement (other than Excluded Capital Stock) when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent (or its agent or bailee pursuant to the Intercreditor Agreement), (ii) the Intellectual Property registrations and applications described in the Guarantee and Collateral Agreement, when applicable intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office are made with respect to the security interest of the Collateral Agent, and (iii) the other Collateral described in the Guarantee and Collateral Agreement (other than Excluded Collateral, deposit accounts and securities accounts), when financing statements in appropriate form are filed in the offices specified on Schedule 4.17 (as such schedule may be supplemented by the Borrower from time to time to reflect the acquisition or creation of new Subsidiaries, if applicable) (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent) and such other filings as are specified on Schedule 7 to the Guarantee and Collateral Agreement are made, the Collateral Agent (or its agent or bailee pursuant to the Intercreditor Agreement) shall have a fully perfected second priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements and the filings specified on Schedule 7 to the Guarantee and Collateral Agreement, and through the delivery of the Pledged Securities), as security for the Obligations, in each case prior in right to the Lien of any other Person (except (i) in the case of Collateral other than Pledged Securities, Liens permitted by Section 7.3 and (ii) Liens having priority by operation of law) to the extent required by the Guarantee and Collateral Agreement.

(b) Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.8(b), such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the Mortgaged Property described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage).

4.18 Solvency. As of the Closing Date, the Loan Parties are (on a consolidated basis), and after giving effect to the Refinancing will be, Solvent.

4.19 Patriot Act; Foreign Corrupt Practices Act.

To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.20 Sanctioned Persons. None of the Borrower, any Guarantor, any of their respective Subsidiaries nor, to the knowledge of the Borrower, any director, officer or employee of the Borrower, any Guarantor or any of their respective Subsidiaries is in material violation of any Sanctions; and the Borrower will not directly or, to the knowledge of the Borrower, indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person in violation of any Sanctions.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Second Lien Credit Agreement; First Lien Documents; Intercreditor Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Collateral Agent, Holdings, the Borrower, the Lenders party hereto, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor and (iii) the Intercreditor Agreement, executed and delivered by the First Lien Administrative Agent and the Administrative Agent. The Administrative Agent shall have received evidence that the First Lien Documents have been executed and delivered by all Persons stated to be a party thereto in each case in the form agreed to by the Lenders.

(b) Extension of Credit under the First Lien Credit Agreement. Prior to or substantially concurrently with the initial extension of credit by each Lender under this Agreement on the Closing Date (i) the initial extension of credit under the First Lien Credit Agreement shall have been made pursuant to the terms and conditions of the First Lien Credit Agreement and (ii) the Refinancing shall have been consummated.

(c) Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by the chief financial officer or president on behalf of Holdings, substantially in the form of Exhibit L hereto.

(d) Lien Searches. The Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date.

(e) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated as of the Closing Date, substantially in the form of Exhibit M hereto, with appropriate insertions and attachments.

(f) Legal Opinions. The Administrative Agent shall have received an executed legal opinion of (i) Simpson Thacher & Bartlett LLP, special New York counsel to the Loan Parties, substantially in the form of Exhibit N-1 hereto and (ii) Edwards Wildman Palmer LLP, special Massachusetts counsel to the Loan Parties, substantially in the form of Exhibit N-2 hereto.

(g) Pledged Stock; Stock Powers. The Collateral Agent (or its agent or bailee pursuant to the Intercreditor Agreement) shall have received the certificates, if any, representing the shares of Capital Stock held by a Loan Party pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(h) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties, a second priority perfected Lien on the Collateral described therein, shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.

(i) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5(c).

(j) Patriot Act. The Lenders shall have received from each of the Loan Parties documentation and other information requested by any Lender no less than 7 calendar days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(k) Representations and Warranties. The representations and warranties in Section 4 shall be true and correct in all material respects except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality.

(l) Transaction Costs. All costs, fees, expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation payable to the Lead Arrangers, the Administrative Agent, the Collateral Agent or the Lenders shall have been paid to the extent due and invoiced on or prior to the Closing Date, unless otherwise agreed by the affected Lead Arranger, the Administrative Agent and the Borrower.

(m) Financial Statements. The Administrative Agent and the Lead Arrangers shall have received from Holdings (i) the Historical Financial Statements, (ii) unaudited financial statements for any interim period or periods of the Company ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date, (iii) to the extent reasonably requested by the Lead Arrangers or the Administrative Agent, customary additional unqualified audited and unaudited financial statements for all recent, probable or pending acquisitions and (iv) customary pro forma financial statements, in form reasonably satisfactory to the Lenders.

(n) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit to requested to be made on such date.

(o) Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice in accordance with the requirements of Section 2.2 hereof.

Each Lender, by delivering its signature page to this Agreement, an Assignment and Assumption or a Joinder Agreement and funding its Second Lien Term Loan or any New Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, the Required Lenders or any Lender, as applicable, on the Closing Date or as of the date of the funding of such Second Lien Term Loan or New Loan.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), the Borrower shall, and shall cause each of the Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on IntraLinks or another similar electronic platform):

(a) within 120 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2014, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, reported on without qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b) within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2014, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, commencing after the first full fiscal year after the Closing Date, in comparative form the figures as of the end of and for the corresponding period in the previous year (including for any year prior to the Closing Date, in comparative form to the Business whether or not included in the financial statements of the Borrower), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the lack of notes);

all such financial statements to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of footnotes). The Borrower may satisfy its obligations under this Section 6.1 with respect to financial information of the Borrower and its consolidated Subsidiaries by delivering information relating to Holdings, the Borrower and its consolidated Subsidiaries.

Documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (g), to the relevant Lender:

(a) [Reserved];

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a Compliance Certificate of a Responsible Officer on behalf of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and (ii) to the extent not previously disclosed to the Administrative Agent, (x) a description of any Default or Event of Default that occurred and (y) a description of any new Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party and a listing of any material registrations of or applications for United States Intellectual Property by any Loan Party since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the Closing Date);

(c) not later than 120 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Annual Operating Budget”)); provided that at any time the Borrower, Holdings or any Parent Company is subject to the reporting requirements set forth in Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Administrative Agent shall deliver the Annual Operating Budget only to “private-side” Lenders (i.e., Lenders that wish to receive material non-public information with respect to any Loan Party or its securities for purposes of United States federal or state securities laws).

(d) promptly after the same are sent, copies of all financial statements and material reports that the Borrower sends to the holders of any class of its debt securities or public equity securities (except for Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2;

(e) [Reserved];

(f) promptly upon delivery thereof under the relevant agreement, notice of any default or event of default under the First Lien Documents, and, prior to the effectiveness thereof, copies of substantially final drafts of any proposed material amendment, supplement, waiver or other modification with respect to the First Lien Documents; and

(g) promptly, such additional financial and other information as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request.

Notwithstanding anything to the contrary in this Section 6.2, none of Holdings, the Borrower or any of the Restricted Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency, another relevant website or other information platform (the “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Holdings, the Borrower and each Lender acknowledges that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, its Subsidiaries or their securities). Each of Holdings and the Borrower agrees to use commercially reasonable efforts to designate all information provided to Administrative Agent by or on behalf of Holdings or the Borrower which is suitable to make available to public lenders by written notice to the Administrative Agent indicating that such information does not contain material non-public information with respect to Holdings, the Borrower, their respective Subsidiaries or their respective securities. If Holdings or the Borrower has not so indicated whether a document or notice delivered pursuant to this Section 6.2 contains material non-public information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Holdings, the Borrower, their respective Subsidiaries and their respective securities. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark documents as public and agrees that financial statements required to be delivered pursuant to Section 6.1 and, unless it otherwise notifies the Administrative Agent, all Loan Documents (including notices and amendments thereto) may be posted to the “public-side” Lenders.

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) In the Borrower’s reasonable business judgment, take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material United States Intellectual Property owned by the Borrower or its Restricted Subsidiaries, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Maintain insurance with financially sound and reputable insurance companies on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) name the Administrative Agent (or its agent or bailee, pursuant to the Intercreditor Agreement) as insured party or loss payee.

(d) With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages, if any) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

6.6 Inspection of Property; Books and Records; Discussions; Lender Meetings. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material financial dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at such reasonable times during normal business hours (provided that such visits shall be coordinated by the Administrative Agent), (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers and employees of the Borrower and its Restricted Subsidiaries (provided that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be coordinated by the Administrative Agent, and (iii) such discussions shall be limited to no more than once per fiscal year except during the continuance of an Event of Default), and (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with its independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants (provided that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions and (ii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default).

Notwithstanding anything to the contrary in this Section 6.6, none of Holdings, the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

6.7 Notices. Promptly upon a Responsible Officer of the Borrower or any Subsidiary Guarantor obtaining knowledge thereof, give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect;

(c) the following events, that would reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower or any Subsidiary Guarantor knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan which might constitute grounds for a termination of such Single Employer Plan under Title IV of ERISA, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan on the assets of Holdings, the Borrower or any of its Restricted Subsidiaries or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (iii) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of the Borrower or any of its Restricted Subsidiaries to pay money;

(d) any development or event that has had or would reasonably be expected to have a Material Adverse Effect; and

(e) the acquisition of any Property after the Closing Date in which the Collateral Agent does not already have a perfected security interest and in which a security interest is required to be created or perfected pursuant to Section 6.8.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.8 Additional Collateral, etc. (a) [Reserved].

(b) With respect to any fee interest in any Material Real Property acquired after the Closing Date by any Loan Party (other than Excluded Real Property), within 90 days (or such later date as may be agreed by the Administrative Agent) (i) give notice of such acquisition to the Collateral Agent and promptly execute and deliver a second priority Mortgage (subject to liens permitted by Section 7.3) in favor of the Collateral Agent (or its agent or bailee, pursuant to the Intercreditor Agreement) for the benefit of the Secured Parties, covering such Real Property (provided that no Mortgage nor survey shall be required if the Administrative Agent determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Collateral Agent (A) provide the Lenders with a lenders’ title insurance policy with extended coverage covering such Real Property in an amount at least equal to the purchase price of such Real Property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Collateral Agent, (B) use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary by the Collateral Agent, in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (C) provide to the Administrative Agent flood insurance certificates and evidence of flood hazard insurance if any portion of the improvements on the owned Property is currently or at any time in the future identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and any amendment or successor act thereto) or otherwise being designated as a “special flood hazard area or part of a 100 year flood zone”, in an amount equal to 100% of the full replacement cost of the improvements; provided, however, that a portion of such flood hazard insurance may be obtained under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended and (iii) if requested by the Collateral Agent deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c) With respect to any new Domestic Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any Subsidiary that ceases to be an Excluded Subsidiary) by any Loan Party, within 60 days (or such later date as may be agreed by the Administrative Agent) (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent and (iv) upon the reasonable request of the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance similar to the opinions delivered at the Closing Date.

(d) With respect to any Capital Stock of any new First Tier Foreign Subsidiary or Foreign Subsidiary Holding Company (other than Excluded Capital Stock) that is created or acquired after the Closing Date by any Loan Party, within 60 days (or such later date as may be agreed by the Administrative Agent) (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the

Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or reasonably advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary (other than any Excluded Capital Stock) that is owned by such Loan Party and (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock (other than any Excluded Capital Stock), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect or ensure appropriate priority the Lien of the Collateral Agent thereon.

(e) Notwithstanding anything in this Section 6.8 to the contrary, neither the Borrower nor any of its Restricted Subsidiaries shall be required to take any actions in order to perfect the security interest in the Collateral granted to the Collateral Agent for the ratable benefit of the Secured Parties under the laws of any jurisdiction outside the United States.

(f) Notwithstanding the foregoing, to the extent any new Restricted Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 7.7, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated.

(g) From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created thereby. Notwithstanding the foregoing, the provisions of this Section 6.8 shall not apply to assets as to which the Administrative Agent (or its agent or bailee pursuant to the Intercreditor Agreement) and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

6.9 Use of Proceeds. The proceeds of the Second Lien Term Loans shall be used solely to repay all indebtedness existing under the Amended and Restated Credit Agreement dated as of May 4, 2011 among the Borrower, Holdings, the Administrative Agent and the several lenders from time to time party thereto and to pay related fees and expenses (including fees and expenses incurred in connection with the First Lien Credit Agreement).

6.10 Post-Closing Undertakings. Within the time period specified on Schedule 6.10 (or such later date to which the Administrative Agent consents), comply with the provisions set forth in Schedule 6.10.

6.11 Maintenance of Ratings. The Borrower shall use commercially reasonable efforts (a) to obtain, to the extent not obtained prior to the Closing Date, ratings issued by Moody’s and S&P with respect to the senior secured debt Facility and (b) to maintain such ratings with each of Moody’s and S&P (including meeting with Moody’s and S&P as required and paying any commercially reasonable fees as required by such rating agencies to maintain such ratings).

6.12 Further Assurances.

At any time and from time to time upon the request of the Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Borrower and the Guarantors (subject to limitations contained in the Loan Documents with respect to Excluded Collateral).

6.13 Changes in Fiscal Periods. Maintain a fiscal year end of December 31 and a fiscal quarter end that is consistent with Borrower’s current practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent.

6.14 Lines of Business. Maintain a line of business, either directly or through any of its Restricted Subsidiaries, that is reasonably related to or reasonably extended from its line of business as in effect on the Closing Date.

6.15 Lender Calls. The Borrower will hold and participate in conference calls with the Administrative Agent and the Lenders after the end of each fiscal quarter. Prior to each conference call, the Borrower shall notify the Administrative Agent of the time and date of such conference call.

SECTION 7. NEGATIVE COVENANTS

Each of Holdings and the Borrower (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that, so long as any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to and with respect to Section 7.17, Holdings shall not:

7.1 Financial Covenant. Consolidated Total Net Leverage Ratio. Permit the Consolidated Total Net Leverage Ratio as at the last day of any Test Period ending on the dates set forth below to be in excess of the ratio set forth opposite such date below:

Period Ending	Ratio

September 30, 2014	9.75 to 1.00
December 31, 2014	9.75 to 1.00
March 31, 2015	9.75 to 1.00
June 30, 2015	9.75 to 1.00
September 30, 2015	9.75 to 1.00
December 31, 2015	9.75 to 1.00
March 31, 2016	9.50 to 1.00
June 30, 2016	9.50 to 1.00
September 30, 2016	9.50 to 1.00
December 31, 2016	9.50 to 1.00
March 31, 2017	9.00 to 1.00
Each Test Period ending thereafter	9.00 to 1.00

7.2 Indebtedness. Create, issue, incur, assume, or permit to exist or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness or issue any shares of Disqualified Capital Stock or permit any Restricted Subsidiary to issue any shares of Disqualified Capital Stock:

The foregoing limitations will not apply to:

(a) Indebtedness of the Borrower and any Restricted Subsidiary pursuant to any Loan Document or Hedge Agreement or in respect of Cash Management Obligations;

(b) Indebtedness (i) of the Borrower to any of its Restricted Subsidiaries or Holdings or of any Subsidiary Guarantor to Holdings, the Borrower or any Restricted Subsidiary, provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Obligations pursuant to the Subordinated Intercompany Note and (ii) of any Non-Guarantor Subsidiary to any other Non- Guarantor Subsidiary;

(c) Capital Lease Obligations and purchase money Indebtedness secured by Liens permitted by Section 7.3(h) in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Refinancing thereof;

(e) Guarantee Obligations (i) by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor otherwise permitted to be incurred by such Borrower or such Subsidiary Guarantor and (ii) by any Non-Guarantor Subsidiary of obligations of any other Non-Guarantor Subsidiary, provided in each case that if such Indebtedness is required to be unsecured and/or subordinated to the Obligations hereunder, such Guarantee Obligations shall also be unsecured and/or subordinated to the Obligations;

(f) Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(g) (A) Indebtedness of any joint venture or Non-Guarantor Subsidiary owing to the Borrower or any Subsidiary Guarantor and (B) Guarantee Obligations of the Borrower or any Subsidiary Guarantor of Indebtedness of any joint venture or Non-Guarantor Subsidiary, to the extent such Indebtedness and Guarantee Obligations are permitted as Investments by Sections 7.7(c), (h), (k), (m) or (u);

(h) Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of acquisitions or Investments permitted by Section 7.7 (both before or after any liability associated therewith becomes fixed);

(i) (i) (x) Indebtedness of the Borrower in respect of the First Lien Credit Agreement in an aggregate principal amount not to exceed $445,000,000 and (y) Indebtedness of the Borrower pursuant to Sections 2.25 and 7.2(bb) of the First Lien Credit Agreement as of the date hereof, (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness and (iii) any Permitted Refinancing thereof;

(j) Additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries), not to exceed $15,000,000 at any time outstanding which Indebtedness may be secured by assets not constituting Collateral;

(k) Indebtedness of Non-Guarantor Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale/leaseback transactions and similar extensions of credit in the ordinary course of business, in an aggregate principal amount not to exceed $21,000,000 at any one time outstanding which Indebtedness may be secured by assets not constituting Collateral;

(l) Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, appeal and surety bonds, completion guaranties and other obligations of a similar nature, in each case in the ordinary course of business;

(m) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary;

(n) Indebtedness supported by a Letter of Credit (under and as defined in the First Lien Credit Agreement), in a principal amount not in excess of the stated amount of such Letter of Credit;

(o) Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6; provided that such Indebtedness is subordinated to the Obligations pursuant to an Subordinated Intercompany Note subject to similar terms as may be accepted by the Administrative Agent or on such other terms reasonably satisfactory to the Administrative Agent;

(p) Indebtedness of the Borrower or any Subsidiary Guarantor as an account party in respect of trade letters of credit issued in the ordinary course of business;

(q) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(r) (i) Guarantee Obligations made in the ordinary course of business; provided that such Guarantee Obligations are not of Indebtedness for Borrowed Money, and (ii) Guarantee Obligations in respect of Indebtedness of joint ventures to the extent such Guarantee Obligations are permitted as Investments by Section 7.7;

(s) Indebtedness or Disqualified Capital Stock of (x) the Borrower or a Restricted Subsidiary incurred or issued to finance a Permitted Acquisition or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms hereof; provided that after giving effect to such acquisition or merger, the Borrower shall be in compliance with the Consolidated Total Net Leverage Test (if and to the extent the Indebtedness being incurred as of such date of determination would be included in the definition of Consolidated Total Net Leverage (excluding for purposes of such calculation Indebtedness comprised of Capital Lease Obligations and purchase money Indebtedness that could otherwise have been incurred by the Loan Parties under Section 7.2(c) prior to such acquisition or merger);

(t) [Reserved];

(u) (i) Indebtedness representing deferred compensation or stock-based compensation to employees of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with any Investment permitted hereunder;

(v) Indebtedness issued by the Borrower or any Restricted Subsidiary to the officers, directors and employees of Holdings, any Parent Company, the Borrower or any Restricted Subsidiary, in lieu of or combined with cash payments to finance the purchase of Capital Stock of Holdings, any Parent Company or the Borrower, in each case, to the extent such purchase is permitted by Section 7.6(e);

(w) Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(x) all premium (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (w) above and clauses (y) through (bb) below;

(y) Permitted Subordinated Indebtedness in an aggregate amount not to exceed $60,000,000 at any one time outstanding plus an additional amount so long as, at the time of incurrence thereof, the Borrower shall be in compliance with the Consolidated Total Net Leverage Test;

(z) (i) Indebtedness of the Borrower or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business and (ii) Indebtedness of the Borrower or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements) of the Borrower and its Restricted Subsidiaries; and

(aa) Indebtedness in respect of (i) Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 2.12(f); and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”;

(bb) Indebtedness in respect of (i) Permitted Other Indebtedness; provided that, at the Borrower’s election, either (a) the aggregate principal amount of all such Permitted Other Indebtedness issued or incurred pursuant to this clause (i)(a) shall not exceed the Maximum Incremental Facilities Amount if such Permitted Other Indebtedness is incurred under Section 2.25 or (b) if such Permitted Other Indebtedness is unsecured or secured by a Lien ranking junior to the Lien securing the Obligations, the Net Cash Proceeds thereof shall be applied no later than ten (10) Business Days after receipt thereof to repurchase, repay, redeem or otherwise defease Indebtedness permitted hereunder and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing), (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness,” and (z) in the case of a refinancing of

Permitted Other Indebtedness incurred pursuant to clause (i)(b) above with other Permitted Other Indebtedness (“Refinancing Permitted Other Indebtedness”), such Refinancing Permitted Other Indebtedness, if secured, may only be secured by a Lien ranking junior to the Lien securing the Obligations;

(cc) (i) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.28 (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”; and

(dd) Indebtedness not to exceed $21,000,000 incurred pursuant to a sale and leaseback arrangement permitted under Section 7.10.

For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and may include the amount and type of such Indebtedness in one or more of the above clauses; provided, that, for the avoidance of doubt, Indebtedness reclassified under Section 7.2(t) must be unsecured.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens arising under (i) the Loan Documents securing the Obligations and (ii) the Permitted Other Indebtedness Documents securing Permitted Other Indebtedness Obligations permitted to be incurred under Section 7.2(aa), 7.2 (bb) or 7.2 (cc); provided that, in the case of Liens securing Permitted Other Indebtedness Obligations pursuant to subclause (ii) above, the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Loan Parties, taken as a whole, than the terms and conditions of the Security Documents and the Collateral Agent, the Administrative Agent and the representative(s) for the holders of such Permitted Other Indebtedness Obligations shall have entered into customary intercreditor arrangements (taking into consideration whether such Permitted Other Indebtedness Obligations are secured by a Lien ranking pari passu with or junior to the Lien securing the Obligations); without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties such customary intercreditor agreements as contemplated by this Section 7.3(a);

(b) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(c) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(d) pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e) deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) encumbrances shown as exceptions in the title insurance policies insuring the Mortgages, easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(g) Liens (i) in existence on the date hereof listed on Schedule 7.3(g) (or to the extent not listed on such Schedule 7.3(g), where the fair market value of the Property to which such Lien is attached is less than $2,500,000), and (ii) created after the date hereof in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d); provided that no such Lien is spread to cover any additional Property of the Borrower or any Restricted Subsidiary after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(h) (i) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Sections 7.2(c), (j) and (q) provided that:

(A) in the case of any such Liens securing Indebtedness permitted under Sections 7.2(c), (x) such Liens shall be created substantially concurrently with, or within 90 days after, the acquisition of the assets financed by such Indebtedness and (y) such Liens do not at any time encumber any Property of the Borrower or any Restricted Subsidiary other than the Property financed by such Indebtedness and the proceeds thereof;

(B) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(j), such Liens do not at any time encumber any Collateral; and

(C) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(q), such Liens do not encumber any Property other than cash paid to or posted as collateral for any such insurance company in respect of such insurance, and

(ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.2(g) in whole or in part securing such Indebtedness as specified in clause (i); provided that such extension, renewal or replacement shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus improvements on such property, if any) and that the principal amount of Indebtedness secured thereby is not increased;

(i) Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.1(h);

(j) Liens on Property or assets acquired pursuant to an acquisition permitted under Section 7.7 (and the proceeds thereof) or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to an acquisition permitted under Section 7.7 and not created in contemplation thereof and Liens created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions of the obligations secured thereby permitted hereunder, in each case securing Indebtedness permitted by Section 7.2(s), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(k) Liens on Property of Non-Guarantor Subsidiaries or the Capital Stock of Non-Guarantor Subsidiaries owned by any Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such entities, including Indebtedness permitted by Section 7.2(k);

(l) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(m) (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods and (ii) Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(n) Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;

(p) Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(q) Liens upon specific items of inventory or other goods and proceeds of the Borrower or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r) any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business and any financing statement filed in connection with any such lease;

(s) Liens on cash or cash equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(t) (i) Liens arising by virtue of any statutory, contractual or common law provision relating to banker’s liens, rights of set-off or similar rights (A) relating to the establishment of depository relations in the ordinary course of business with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) other Liens securing cash management obligations (that do not constitute Indebtedness) in the ordinary course of business;

(u) Liens on Capital Stock in joint ventures securing obligations of such joint venture;

(v) Liens securing Indebtedness or other obligations of the Borrower or any Subsidiary in favor of Borrower or any Subsidiary Guarantor;

(w) Liens on Intellectual Property owned or developed by, or licensed to, the Borrower and any Restricted Subsidiary pursuant to the Acquisition Documents and Liens consisting of licenses of such Intellectual Property to third parties in the ordinary course of business;

(x) Liens on cash deposits securing any Hedge Agreement permitted hereunder, provided that the amount of such cash deposits secured by such Liens together with the aggregate amount of Indebtedness incurred under Sections 7.2(c) and (j) shall not exceed $60,000,000; and

(y) Liens securing Indebtedness permitted pursuant to Section 7.2(i); provided that such Liens are at all times subject to the Intercreditor Agreement.

7.4 Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) (i) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.8 in connection therewith);

(b) any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets upon voluntary liquidation or otherwise to the Borrower or any Subsidiary Guarantor;

(d) any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(e) Dispositions permitted by Section 7.5 and any merger, dissolution, liquidation, consolidation, investment or Disposition, the purpose of which is to effect a Disposition permitted by Section 7.5 may be consummated;

(f) any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation;

(g) [Reserved]; and

(h) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 7.4 or 7.5 (excluding Section 7.5(e)) or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution.

7.5 Dispositions of Property. Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) (i) the Disposition of surplus, obsolete or worn out Property in the ordinary course of business, (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any Intellectual Property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined by the management of the Borrower to be no longer useful or necessary in the operation of the Business;

(b) (i) the sale of inventory or other property in the ordinary course of business, (ii) the cross-licensing or licensing of Intellectual Property in the ordinary course of business and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a value equivalent to the value of the Property exchanged (provided that after giving effect to such exchange, the value of the Property of the Borrower or any Subsidiary Guarantor subject to Liens in favor of the Collateral Agent under the Security Documents is not materially reduced);

(c) Dispositions permitted by Section 7.4 (excluding 7.4 (e));

(d) the sale or issuance of (i) any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary is otherwise permitted by Section 7.7, (ii) the Capital Stock of any Non-Guarantor Subsidiary that is a Restricted Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary and (iii) the Capital Stock of any Subsidiary that is an Unrestricted Subsidiary to any other Subsidiary that is an Unrestricted Subsidiary, in each case, including in connection with any tax restructuring activities not otherwise prohibited hereunder;

(e) the Disposition of other assets for fair market value not to exceed $360,000,000 in the aggregate; provided that (i) at least 75% of the total consideration for any such Disposition received by the Borrower and its Restricted Subsidiaries is in the form of cash, Cash Equivalents or Permitted Liquid Investments and (ii) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(f) (i) any Recovery Event; provided that the requirements of Section 2.12(b) are complied with in connection therewith and (ii) any event that would constitute a Recovery Event but for the Dollar threshold set forth in the definition thereof;

(g) the leasing, occupancy agreements or sub-leasing of Property pursuant to the Acquisition Documents or that would not materially interfere with the required use of such Property by the Borrower or its Restricted Subsidiaries;

(h) the transfer for fair value of Property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided that such transfer is permitted under Section 7.7(h) or (u);

(i) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(j) transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

(k) the Disposition of any Unrestricted Subsidiary for fair value;

(l) the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor or (ii) from a Non-Guarantor Subsidiary to (A) the Borrower or any Subsidiary Guarantor for no more than fair market value or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(m) the sale of cash, Cash Equivalents or Permitted Liquid Investments in the ordinary course of business;

(n) (i) Liens permitted by Section 7.3, (ii) Restricted Payments permitted by Section 7.6, (iii) Investments permitted by Section 7.7, (iv) payments permitted by Section 7.8 and (v) sale and leaseback transactions permitted by Section 7.10;

(o) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(p) Dispositions of Property between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (o) above;

(q) the transfer of Property (including Capital Stock of Subsidiaries) of the Borrower or any Guarantor to any Restricted Subsidiary for fair market value, provided that such transfer is otherwise permitted as an Investment pursuant to Section 7.7; and

(r) Dispositions of Property pursuant to a Requirement of Law issued by a Governmental Authority.

7.6 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of the Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) (i) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and (ii) Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries;

(b) [Reserved];

(c) the Borrower may make Restricted Payments to Holdings or any Parent Company to permit Holdings or any Parent Company to pay (i) any Taxes which are due and payable by Holdings or any Parent Company, the Borrower and the Restricted Subsidiaries as part of a consolidated or similar group but only to the extent such Taxes are attributable to Holdings, the Borrower and the Restricted Subsidiaries, (ii) ordinary course corporate operating expenses and other fees and expenses required to maintain its corporate existence, (iii) reasonable fees and expenses in connection with compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any other Loan Document and the First Lien Documents and (iv) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, reasonable fees and expenses incurred in connection with any debt or equity offering by Holdings or any Parent Company to the extent the proceeds thereof are (or, in the case of an unsuccessful offering, were intended to be) used for the benefit of the Borrower and the Restricted Subsidiaries, whether or not completed;

(d) the Borrower may make Restricted Payments in the form of Capital Stock of the Borrower (other than Disqualified Capital Stock);

(e) the Borrower or any Subsidiary may make Restricted Payments to, directly or indirectly, purchase the Capital Stock of the Borrower, Holdings or any Parent Company from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of Holdings, the Borrower, any Parent Company or any Subsidiary upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee, or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause (e) in any fiscal year of the Borrower shall not exceed the sum of (i) $12,000,000 in any fiscal year (but not exceeding $30,000,000 in the aggregate since the Closing Date), plus (ii) any proceeds received from key man life insurance policies, plus (iii) any proceeds received by the Borrower, Holdings or any Parent Company during such fiscal year from sales of the Capital Stock of Holdings, the Borrower or any Parent Company to directors, consultants, officers or employees of Holdings, such Parent Company, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements, provided further that any Restricted Payments permitted (but not made) pursuant to sub-clause (ii) or (iii) of this clause (e) in any prior fiscal year may be carried forward to any subsequent calendar year, and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary by any member of management of Holdings, any Parent Company, the Borrower or its Restricted Subsidiaries in connection with a repurchase of the Capital Stock of Holdings or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;

(f) noncash repurchases of Capital Stock deemed to occur upon exercise of stock options or similar equity incentive awards if such Capital Stock represents a portion of the exercise price of such options or similar equity incentive awards;

(g) [Reserved];

(h) the Borrower may make Restricted Payments to allow Holdings or any Parent Company to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person;

(i) so long as no Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, the Borrower and its Restricted Subsidiaries may make Restricted Payments to make payments provided for in the Management Agreement;

(j) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5 (other than Section 7.5(n)) and 7.7;

(k) any non-wholly owned Restricted Subsidiary of the Borrower may declare and pay cash dividends to its equity holders generally so long as the Borrower or its respective Subsidiary which owns the equity interests in the Restricted Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Restricted Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary);

(l) provided that no Default or Event of Default is continuing or would result therefrom, after a Holdings IPO, the Borrower may make Restricted Payments to Holdings or any Parent Company so that Holdings or any Parent Company may make Restricted Payments to its equity holders in an aggregate amount not exceeding 6.0% per annum of the Net Cash Proceeds received by the Borrower from such Holdings IPO; provided that the Available Amount shall be reduced by a corresponding amount of any such Restricted Payments;

(m) provided that (i) no Default or Event of Default is continuing or would result therefrom and (ii) the Consolidated Total Net Leverage Ratio for the most recently ended period of four consecutive fiscal quarters of the Borrower shall not exceed 2.00 to 1.00 for such period immediately before and immediately after giving effect to such Restricted Payment, at any time following the fifth anniversary of the Closing Date, the Borrower and its Restricted Subsidiaries may make Restricted Payments to redeem or purchase the Capital Stock of the Borrower, Holdings or any Parent Company in an amount not to exceed 10% of the Borrower’s Consolidated EBITDA in any fiscal year;

(n) provided that no Default or Event of Default is continuing or would result therefrom, other Restricted Payments in an amount not to exceed the Available Amount so long as the Consolidated Total Net Leverage Ratio is not in excess of 3.50 to 1.00 after giving effect to such Restricted Payment; and

(o) repay, repurchase, redeem, defease, retire or otherwise acquire Permitted Subordinated Indebtedness, to the extent permitted pursuant to Section 7.8.

7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:

(a) (i) extensions of trade credit in the ordinary course of business and (ii) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(b) (i) Investments in Cash Equivalents and Investments that were Cash Equivalents when made and (ii) Investments in Permitted Liquid Investments and Investments that were Permitted Liquid Investments when made in an amount not to exceed $24,000,000 at any one time outstanding;

(c) Investments arising in connection with (i) the incurrence of Indebtedness permitted by Sections 7.2 to the extent arising as a result of Indebtedness among Holdings, the Borrower or any Restricted Subsidiary and Guarantee Obligations permitted by Section 7.2 and payments made in respect of such Guarantee Obligations, provided that the aggregate amount of such Investments by a Loan Party in a Person that is other than the Borrower or the Subsidiary Guarantors shall not exceed $3,000,000, (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2 and (iii) Guarantees by the Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(d) loans and advances to employees, consultants or directors of Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for Holdings, the Borrower and all Restricted Subsidiaries) not to exceed $3,000,000 at any one time outstanding;

(e) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or is a Domestic Subsidiary that becomes a Subsidiary Guarantor at the time of such Investment;

(f) (i) Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a Subsidiary Guarantor or a part of the Borrower or any Subsidiary Guarantor or becomes (whether or not such Person is a Wholly Owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 6.8(c) and (ii) other Permitted Acquisitions in an aggregate purchase price in an aggregate amount not to exceed $30,000,000 (other than (x) purchase price paid for with the proceeds of the issuance of equity by Holdings or any Parent Company or capital contributions and (y) equity issued to the seller) plus an amount equal to the Available Amount;

(g) loans by the Borrower or any of its Restricted Subsidiaries to the employees, officers or directors of Holdings, the Borrower or any of its Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such employees, officers or directors directly invest the proceeds of such loans in the Capital Stock of Holdings;

(h) Investments by the Borrower and its Restricted Subsidiaries in joint ventures or similar arrangements and Non-Guarantor Subsidiaries in an aggregate amount at any one time outstanding (for the Borrower and all Restricted Subsidiaries), not to exceed the sum of (A) $45,000,000 plus (B) an amount equal to the Available Amount; provided, that any Investment made pursuant to this clause (h) for the purpose of funding a Permitted Acquisition permitted under Section 7.7(f) shall not be deemed a separate Investment for the purposes of this clause (h); provided, further, that no Investment may be made pursuant to this clause (h) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment prohibited pursuant to Section 7.6;

(i) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, suppliers, customers and other Persons arising out of the ordinary course of business;

(j) Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(k) Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date and listed on Schedule 7.7 and, in each case, any extensions or renewals thereof, so long as the amount of any Investment made pursuant to this clause (k) is not increased at any time above the amount of such Investment set forth on Schedule 7.7;

(l) Investments of the Borrower or any Restricted Subsidiary consisting of Hedge Agreements;

(m) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Restricted Subsidiary;

(n) Investments arising as a result of payments permitted by Section 7.8(a);

(o) [Reserved];

(p) Investments arising directly out of the receipt by the Borrower or any Restricted Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.5; provided that such non-cash consideration shall in no event exceed 25% of the total consideration received for such sale;

(q) Investments resulting from pledges and deposits referred to in Sections 7.3(d) and (e);

(r) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other persons;

(s) any Investment in a Foreign Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(t) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(u) additional Investments so long as the aggregate amount thereof outstanding at no time exceeds the sum of (i) $30,000,000 plus (ii) an amount equal to the Available Amount; provided that no Investment may be made pursuant to this clause (u) in any Unrestricted Subsidiary for the purpose of making a Restricted Payment prohibited pursuant to Section 7.6;

(v) advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business; and

(w) Investments constituting loans or advances by the Borrower to Holdings or a Parent Company in lieu of Restricted Payments permitted pursuant to Section 7.6.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested). Notwithstanding the foregoing, no Investment in an Unrestricted Subsidiary is permitted under this Section 7.7 unless such Investment is permitted pursuant to clause (h) or (u) above.

7.8 Optional Payments and Modifications of Certain Debt Instruments. (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease principal, interest or other amounts in respect of any Permitted Subordinated Indebtedness; provided that the Borrower or any Restricted Subsidiary shall (i) prepay any Permitted Subordinated Indebtedness (or any Permitted Refinancing thereof) with amounts constituting the Available Amount, (ii) refinance, replace or extend any Permitted Subordinated Indebtedness (or any Permitted Refinancing thereof) to the extent permitted by Section 7.2 and (iii) the Borrower or any Restricted Subsidiary may convert any Permitted Subordinated Indebtedness to the Capital Stock of Holdings or any Parent Company.

(b) Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Permitted Subordinated Indebtedness, in any manner that is materially adverse to the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders); provided that nothing in this Section 7.8(b) shall prohibit the refinancing, replacement, extension or other similar modification of Permitted Subordinated Indebtedness to the extent otherwise permitted by Section 7.2.

7.9 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may (i) pay to the Sponsors and their Affiliates (x) fees, indemnities and expenses pursuant to the Management Agreement in any quarter if (A) the Consolidated Total Net Leverage Ratio on the last day of such quarter does not exceed 4.50:1.00 and (B) on the last day of such quarter, the sum of (1) the Revolving Commitments (under and as defined in the First Lien Credit Agreement) then in effect minus the Revolving Extensions of Credit (under and as defined in the First Lien Credit Agreement) then outstanding and (2) Unrestricted Cash, shall be at least $25,000,000 and/or (y) fees and expenses disclosed to the Administrative Agent prior to the Closing Date; (ii) undertake transactions between the Borrower and Guarantor and (iii) without being subject to the terms of this Section 7.9, enter into any transaction with any Person which is an Affiliate of Holdings only by reason of such Person and Holdings having common directors. For the avoidance of doubt, this Section 7.9 shall not apply to employment, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers or directors of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business. For purposes of this Section 7.9, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the board of directors of the Borrower or such Restricted Subsidiary, as applicable. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

7.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal Property which is to be sold or transferred by the Borrower or such Restricted Subsidiary (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of the Borrower or such Restricted Subsidiary, except for (i) any such arrangement entered into in the ordinary course of business of the Borrower and its Subsidiaries, (ii) sales or transfers by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor, (iii) sales or transfers by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary and (iv) any such arrangement to the extent that the fair market value of such Property does not exceed $35,000,000 in the aggregate for all such arrangements; provided that the Borrower and the Subsidiary Guarantors shall comply with the requirements of Section 2.12(b), to the extent applicable, in connection with any transaction described in the foregoing clauses (i), (ii), (iii) and (iv).

7.11 [Reserved].

7.12 Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than:

(a) this Agreement, the other Loan Documents and the First Lien Documents;

(b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof);

(c) software and other Intellectual Property licenses pursuant to which the Borrower or such Restricted Subsidiary is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets that are the subject of the applicable license);

(d) Contractual Obligations incurred in the ordinary course of business containing customary terms which limit Liens on the assets that are the subject of the applicable Contractual Obligation and customary provisions restricting assignment of such Contractual Obligations;

(e) any agreements regarding Indebtedness or other obligations of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries);

(f) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.12;

(g) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(h) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(i) customary restrictions and conditions contained in any agreement relating to any Disposition of Property not prohibited hereunder;

(j) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(k) restrictions imposed by applicable law;

(l) restrictions imposed by any Permitted Other Indebtedness (i) that are consistent with the definition thereof or otherwise consistent with prevailing market practice for similar types of Indebtedness at the time such restrictions are incurred and (ii) to which the Administrative Agent has not objected after having been afforded a period of at least five Business Days to review such restrictions;

(m) restrictions in respect of Indebtedness secured by Liens permitted by Section 7.3(h) relating solely to the assets or proceeds thereof secured by such Indebtedness to the extent required to be so limited by such Sections; and

(n) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

7.13 Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Restricted Subsidiary or

(b) make Investments in the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(i) any restrictions on Investments existing under the Loan Documents and the First Lien Documents or under the documentation governing Indebtedness permitted to be incurred under Section 7.2(t) provided such restrictions are not more restrictive, taken as a whole, than those contained in the First Lien Documents;

(ii) any restrictions with respect to such Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

(iii) customary net worth provisions contained in Real Property leases entered into by the Borrower and its Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing obligations;

(iv) any restrictions contained in agreements related to Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case such restriction shall relate only to such Indebtedness and/or such Non-Guarantor Subsidiary and its Restricted Subsidiaries);

(v) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(vi) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(vii) restrictions contained in agreements related to secured Indebtedness permitted pursuant to Sections 7.2(c), 7.2(j) or 7.2(s) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(viii) any restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property);

(ix) customary provisions in Contractual Obligations restricting the assignment of any agreement incurred in the ordinary course of business;

(x) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(xi) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest; and

(xii) customary restrictions and conditions contained in any agreement relating to any Disposition of Property not prohibited hereunder.

7.14 [Reserved].

7.15 [Reserved].

7.16 Changes in Jurisdictions of Organization; Name. In the case of any Loan Party, change its name or change its jurisdiction of organization, in either case except upon prompt written notice to the Collateral Agent and delivery to the Collateral Agent, of all additional executed financing statements, financing change statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for in the Security Documents.

7.17 Limitation on Activities of Holdings. In the case of Holdings only, notwithstanding anything to the contrary in this Agreement or any other Loan Document, Holdings shall not, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due): conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Borrower and the Subsidiaries of the Borrower and those incidental to Investments by or in Holdings permitted hereunder, (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (iii) activities relating to the performance of obligations under the Loan Documents and the First Lien Documents to which it is a party or expressly permitted thereunder, (iv) the making of Restricted Payments to the extent of Restricted Payments permitted to be made to Holdings pursuant to Section 7.6, (v) the receipt and payment of Restricted Payments permitted under Section 7.6, (vi) to the extent that Section 7 expressly permits the Borrower or a Restricted Subsidiary to enter into a transaction with Holdings, (vii) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and activities in connection with or in preparation for an initial public offering and (ix) activities incidental to the foregoing activities.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any certification, representation or warranty made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document, shall in either case prove to have been inaccurate in any material respect and such inaccuracy is adverse to the Lenders on or as of the date made or furnished; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.7(a) or Section 7; provided that, for the avoidance of doubt, any Event of Default under Section 7.1 remains an Event of Default subject to cure as contemplated by Section 8.2 until so cured; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after the earlier of the date that (x) such Loan Party receives from the Administrative Agent or the Required Lenders notice of the existence of such default or (y) a Responsible Officer of such Loan Party has knowledge thereof; or

(e) Holdings, the Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal (or, with respect to Hedge Agreements, any amount due following termination of such Hedge Agreement) of any Indebtedness for Borrowed Money (excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur (it being understood that with respect to Hedge Agreements, the occurrence of termination events or additional termination events pursuant to the terms of such Hedge Agreements are not defaults in the observance or performance of such Hedge Agreement), the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding amount due of which individually exceeds $30,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; provided, further, that with respect to any of the defaults described in clauses (i) and (ii) above in respect of Indebtedness outstanding under the First Lien Loan Documents, such default shall only constitute an Event of Default under this Agreement if (x) Indebtedness under the First Lien Credit Agreement has been accelerated in accordance with its terms, or (y) such default relates to the non-payment of interest, principal or fees and has not been cured within five Business Days of such payment default, and after the expiration of any applicable grace period therein; or

(f) (i) Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Holdings, the Borrower or any of its Restricted Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Holdings, the Borrower or any of its Restricted Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, (v) Holdings, the Borrower or any of its Restricted Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to pay money that could have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary if such Immaterial Subsidiary has less than $25,000,000 in Consolidated Total Assets) involving for Holdings, the Borrower and any such Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by third-party insurance or effective indemnity) of $30,000,000 (net of any amounts which are covered by insurance or an effective indemnity) or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) (i) Any of the Loan Documents shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof) to be in full force and effect or shall be asserted in writing by any Loan Party not to be in effect or not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is not immaterial to the Borrower and its Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Foreign Subsidiaries or the application thereof, or solely from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or to file UCC continuation statements, or (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is solely the result of any failure by the Collateral Agent to take any action within its control necessary to secure the validity, perfection or priority of the liens or (iii) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(j) (i) Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower; or (ii) at any time before Holdings’ or any Parent Company’s Capital Stock is traded on a nationally-recognized stock exchange, the Permitted Investors in the aggregate shall cease to own, directly or indirectly, at least 51% of the Capital Stock of Holdings; or (iii) at any time after Holdings’ or any Parent Company’s Capital Stock is traded on a nationally-recognized stock exchange and for any reason whatsoever, (x) a majority of the Board of Directors of Holdings shall not be Continuing Directors or (y) the Permitted Investors shall cease to own, directly or indirectly, at least 35% of the Capital Stock of Holdings and any other “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof) shall own a greater amount than the Permitted Investors then hold (it being understood that if any such person or group includes one or more Permitted Investors, the shares of Capital Stock of Holdings directly or indirectly owned by the Permitted Investors that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (y) is triggered) (any of the foregoing, a “Change of Control”); or

(k) The Obligations under the First Lien Credit Agreement shall cease, for any reason, to be subject to the Intercreditor Agreement, or so any Loan Party shall assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable in each case without presentment, demand, protest or other requirement of any kind each of which are expressly waived by each Loan Party, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable in each case without presentment, demand, protest or other requirement of any kind each of which are expressly waived by each Loan Party.

8.2 Specified Equity Contributions. For purposes of determining compliance with Section 7.1 only (and not any other provision of this Agreement, including any such other provision that utilizes a calculation of Consolidated EBITDA) any equity contribution (other than Disqualified Capital Stock) made by Holdings or any of the other direct or indirect equityholders of the Borrower to the Borrower on or after the Closing Date and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 6.1 shall, at the request of the Borrower made at the time of such contribution, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that, (a) there shall be no more than (i) two quarters in each four consecutive fiscal quarter period and (ii) four quarters during the term of this Agreement in respect of which a Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in pro forma compliance with the financial covenants specified above after giving pro forma effect to the application of proceeds required by clause (d) below, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the applicable Loan Document, for purposes of determining pricing and for any other purpose, and may not be used to make a restricted payment and (d) the proceeds of all Specified Equity Contributions will be applied as a mandatory prepayment to the Term Facilities (and, solely for purposes of calculating compliance with the Consolidated Total Net Leverage Ratio for such fiscal quarter, such prepayment shall be deemed to have been received as of the last date of such fiscal quarter).

If, after the making of the Specified Equity Contribution and the recalculations of Consolidated EBITDA and Consolidated Total Net Leverage pursuant to the preceding paragraph, the Borrower shall then be in compliance with the requirements of Section 7.1, the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default that had occurred shall be deemed cured.

SECTION 9. THE AGENTS

9.1 Appointment. RBC Capital Markets, Deutsche Bank Securities Inc. and Mizuho Bank, Ltd. are each hereby appointed as Co-Syndication Agents hereunder, and each Lender hereby authorizes each of RBC Capital Markets, Deutsche Bank Securities Inc. and Mizuho Bank, Ltd. to act as Co-Syndication Agents in accordance with the terms hereof and the other Loan Documents. Barclays Bank is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Barclays Bank to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Loan Documents. The provisions of this Section 9 (other than as expressly provided herein) are solely for the benefit of the Agents and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions of this Section 9 (other than as expressly provided herein). In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrower or any of its Subsidiaries. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Lead Arrangers and the Co-Syndication Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Lead Arrangers and the Co-Syndication Agents shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents and all of the other benefits of this Section 9.

9.2 Delegation of Duties. Each Agent may execute any of its duties under the applicable Loan Documents by or through any of its branches, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions of Section 9.4 and of Section 9.8) shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such subagent.

9.3 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In the event that any obligations (other than the Obligations) are permitted to be incurred hereunder and secured by Liens permitted to be incurred hereunder on all or a portion of the Collateral, each Lender authorizes the Administrative Agent to enter into intercreditor agreements, subordination agreements and amendments to the Security Documents to reflect such arrangements on terms acceptable to the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.4 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.5 Reliance by the Agents. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Agents. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Agents shall be fully justified in failing or refusing to take any action under the applicable Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.6 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility); provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.7 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.8 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.8 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 9.8 shall survive the payment of the Loans and all other amounts payable hereunder.

9.9 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under the applicable Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.10 Successor Administrative Agent and Collateral Agent. (a) The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower, effective upon appointment of a successor in the manner contemplated by this Section 9.10(a). The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder reasonably acceptable the Borrower (provided that Borrower approval shall not be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing) and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor the Administrative Agent by the Borrower (if applicable) and the Required Lenders or (ii) the 60th day after such notice of resignation. Upon any such notice of resignation, if a successor to the Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor to the Administrative Agent reasonably acceptable to the Borrower (provided that Borrower approval shall not be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing). If neither Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent by the 60th day after such notice of resignation, such resignation shall nevertheless thereupon become effective and the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided, that until a successor to the Administrative Agent is so appointed by Required Lenders or the Administrative Agent, the Administrative Agent, by notice to the Borrower and Required Lenders, may retain its role as the Collateral Agent under any Security Document. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor to the Administrative Agent, that successor to the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor to the Administrative Agent all sums, Securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor to the Administrative Agent under the Loan Documents and (ii) execute and deliver to such successor to the Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor of the Administrative Agent of the security interests created under the Security Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of Barclays Bank or its successor as the Administrative Agent pursuant to this Section 9.10 shall also constitute the resignation of Barclays Bank or its successor as the Collateral Agent. After the Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Except as provided above, any successor to the Administrative Agent appointed pursuant to this Section 9.10, upon its acceptance of such appointment, becomes the successor to the Collateral Agent for all purposes hereunder. If Barclays Bank or its successor as the Administrative Agent pursuant to this Section 9.10 has resigned as the Administrative Agent but retained its role as the Collateral Agent and no successor the Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence within thirty (30) days of such resignation, Barclays Bank or its successor may resign as the Collateral Agent upon notice to the Borrower and Required Lenders at any time.

(b) The Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Borrower, effective upon appointment of a successor in the manner contemplated in this Section 9.10(b). The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower (except if an Event of Default has occurred and is continuing) and the Required Lenders, and the Collateral Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Collateral Agent by the Borrower (if applicable) and the Required Lenders or (ii) the 60th day after such notice of resignation. Upon any such notice of resignation, if a successor to the Collateral Agent has not already been appointed by the Administrative Agent, the Required Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. If no successor agent has accepted appointment as Collateral Agent by the date that is 60 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall be deemed to have succeeded to and become vested with all of the rights, powers, privileges and duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that the successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.

(c) In connection with the execution of any intercreditor arrangements pursuant to Section 7.3(a) and notwithstanding anything to the contrary set forth in this Agreement, the Collateral Agent shall have the right to resign by giving prior written notice thereof to the Lenders and the Borrower, effective upon appointment of a successor Collateral Agent in the manner contemplated by this Section 9.10(c). The Collateral Agent shall have the right to appoint a financial institution that, in the ordinary course of its business, serves as agent for debt facilities as the Collateral Agent hereunder. The Collateral Agent’s resignation shall become effective, unless otherwise specified by the Collateral Agent in its notice of resignation, on the earlier of (i) the successor Collateral Agent’s acceptance of such appointment or (ii) the effective date of the applicable intercreditor arrangements. If no successor agent has accepted appointment as Collateral Agent by the effective date of the applicable intercreditor arrangements (or such later date as specified in the notice of resignation), the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall be deemed to have succeeded to and become vested with all of the rights, powers, privileges and duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, the successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents without the consent of the Borrower, the Lenders or any other Agent hereunder, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents. Each party hereto agrees to execute and deliver any waivers or amendments with respect to any Loan Document to which it is a party that the retiring Collateral Agent reasonably determines is necessary in connection its resignation pursuant to this Section 9.10(c). After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.

9.11 Authorization to Release Liens and Guarantees. The Collateral Agent is hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15, subject to the Intercreditor Agreement.

9.12 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Code or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.20 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other Obligations.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. (a) Subject to Section 2.25, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent (and Collateral Agent as applicable) and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Lenders or of the Loan Parties or their Subsidiaries hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agents may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (1) (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or premium payable hereunder (except (A) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (B) that any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender (including any Defaulting Lender) directly and adversely affected thereby; (ii) amend, modify or waive any provision of this paragraph (a) of this Section 10.1 without the written consent of all Lenders (other than any Defaulting Lender); (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release or subordinate the Liens on all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders (other than any Defaulting Lender); (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders (other than any Defaulting Lender)under such Facility; (v) amend, modify or waive any provision of Section 9 without the consent of the Administrative Agent or Collateral Agent or any provision of any Loan Document as the same applies to the rights and obligations of any Agent, in each case, without the written consent of each Agent directly and adversely affected thereby; and (2) subject to the foregoing clause (1), disproportionately affect a Defaulting Lender without the written consent of such Defaulting Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agents, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately, after the effectiveness of any such amendment (or amendment and restatement), the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as applicable.

(c) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Collateral Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Tranche (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the interest rate applicable to such Replacement Term Loans shall not be higher than the Interest Rate applicable to such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(d) Furthermore, notwithstanding the foregoing, if following the Closing Date, (i) the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document or (ii) the Administrative Agent and the Borrower shall have jointly agreed to make adjustments to this Agreement necessary in order to reflect a change in the financial reporting convention pursuant to Section 7.11, then in each case the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the

Required Lenders within five Business Days following receipt of notice thereof; it being understood that posting such amendment electronically on IntraLinks/IntraAgency or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

(e) Furthermore, notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to the Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Loan, for the purpose of adding the holders of such Indebtedness (or their representatives) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of the Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and; provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

10.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or other electronic transmission, when received, addressed as follows in the case of Holdings, the Borrower, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	TASC Parent Corporation
3 Pickwick Plaza
Greenwich, CT 06830
Attention: Philip Trahanas and David Topper
Telecopy: (203) 618-9207
Telephone: (203) 629-8600

in each case with a copy to:

Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
Attention: David Kerko and George Mueller

With a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: James D. Cross
Telecopy: (212) 455-2502
Telephone: (212) 455-3386

The Borrower:	TASC, Inc.
4801 Stonecroft Boulevard
Chantilly, VA 20151
Attention: Legal Department
Telecopy: (703) 449-3400
Telephone: (703) 633-8300

in each case with a copy to:

Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
Attention: David Kerko and George Mueller

and
General Atlantic Service Company, LLC
3 Pickwick Plaza
Greenwich, CT 06830
Attention: Philip Trahanas and David Topper

With a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: James D. Cross
Telecopy: (212) 455-2502
Telephone: (212) 455-3386

Agents:	Barclays Bank PLC
745 Seventh Ave.
New York, NY 10019,
Attention: Sookie Siew
Telecopy: 917-522-0569
Telephone: 201-499-4881
Email: xraUSLOANOPS5@barclays capital.com

and

Barclays Bank PLC
1301 Avenue of the Americas
Joseph Tricamo
212-320-7564 joe.tricamo@barclays.com

provided that any notice, request or demand to or upon the Agents, the Lenders, Holdings or the Borrower shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Agents, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notwithstanding any other provision of this Agreement, no Indemnitee will be responsible or liable to the Borrower or any other Person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent such damages have resulted from the bad faith, willful misconduct or gross negligence of such Indemnitee or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing (to the extent determined by a final, non-appealable judgment a court of competent jurisdiction).

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses; Indemnification. Except with respect to Taxes which are addressed solely in Section 2.20, the Borrower agrees (a) to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of a single firm of counsel to the Agents (plus one firm of specialist counsel and, in each case, one firm of local counsel per material jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing, (b) to pay or reimburse each Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement or in a bankruptcy case or insolvency proceeding, the other Loan Documents and any such other documents, including the documented fees and disbursements of a single firm of counsel (and, if necessary, a single firm of specialist counsel and, in each case, a single firm of local counsel per material jurisdiction as may reasonably be necessary, for the Agents and the Lenders, taken as a whole) (and, in each case, in the case of an actual or perceived conflict of interest another firm of counsel for such affected Indemnitee), and (c) to pay, indemnify or reimburse each Lender, each Agent and each Lead Arranger in any capacity to which it may have been appointed by the Borrower in connection with the Refinancing and each of their respective affiliates, and each of their respective officers, partners, directors, employees, trustees, advisors, agents, sub-agents, representatives, attorneys and controlling Persons, as well as the respective heirs, successors and assigns of the foregoing (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements, joint or several, arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding (including any investigations or inquiries) relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of the Engagement Letter, this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, the transmission of information or other materials through the internet, electronic, telecommunications or other information transmission systems, or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with actions or proceedings (including any inquiry or investigation) or claim (including in connection with the enforcement of the indemnification obligations set forth herein), whether or not any Indemnitee is a party to any action, suit, proceeding or claim out of which any such expenses arise, by any Indemnitee against Holdings, the Borrower, the Guarantors, any of their respective Affiliates or any other Person hereunder (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided that, neither Holdings nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or its Related Persons (to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction), (ii) a material breach of the Loan Documents by such Indemnitee or its Related Persons or (iii) disputes solely among Indemnitees or their Related Persons (it being understood that this clause (iii) shall not apply to the indemnification of an Agent or Lead Arranger in a suit involving an Agent or Lead Arranger in its capacity as such). For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its affiliates or their respective officers, partners, directors, employees, agents, representatives, attorneys and controlling Persons, any of such Agent and its affiliates and their respective officers, directors, employees, agents and controlling Persons, and (ii) if the Indemnitee is any Lender or any of its affiliates or their respective officers, directors, employees, agents, trustees, and controlling Persons, any of such Lender and its affiliates and their respective officers, directors, employees, agents, trustees, and controlling Persons. All amounts due under this Section 10.5 shall be due and payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Obligations. To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Lender, each Agent, Lead Arranger and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, special, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(a)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign to one or more Eligible Assignees (other than to any Disqualified Institution), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to (i) a Lender or (ii) in the case of an assignment of Term Loans, an Affiliate of a Lender or an Approved Fund (as defined below) or (iii) if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, any other Person, provided further the Borrower may withhold its consent to any assignment if such assignment would require the Borrower to make any additional filing with any Governmental Authority or qualify any Loan or Note under the laws of any foreign jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Eligible Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law; provided, further, that, solely with respect to Term Loans, the Borrower shall be deemed to have consented to any assignment requiring its consent unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) Holdings, the Borrower or a Subsidiary of the Borrower in connection with a purchase of Term Loans pursuant to Section 2.11(b); and

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000, in the case of the Second Lien Term Facility or the New Term Facility, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that (i) only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds and (ii) such fee does not apply to assignments by the Lead Arrangers;

(C) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms; provided that the provisions of this clause (ii) shall not apply to an assignment to Holdings or a Subsidiary of the Borrower in connection with a purchase of Term Loans pursuant to Section 2.11(b); and

(D) the Eligible Assignee, if a Sponsor Affiliated Lender, (1) after giving effect to such assignment, to all other assignments and participations with all Sponsor Affiliated Lenders and to all Term Loans purchased and cancelled pursuant to Section 2.11(b), the aggregate principal amount of all Loans and Commitments then held by all Sponsor Affiliated Lenders (whether by assignment, participation or other derivative transaction) shall not exceed 25% of the aggregate unpaid principal amount of the Term Loans then outstanding (2) shall execute a waiver in form and substance reasonably satisfactory to Administrative Agent that it shall have no right whatsoever so long as such Person is a Sponsor Affiliated Lender (i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, or to direct or require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, (ii) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, (iii) otherwise vote on any matter related to this Agreement or any other Loan Document, (iv) to attend (or receive any notice of) any meeting, conference call or correspondence with any Agent or Lender or receive any information from any Agent or Lender, (v) to have access to the Platform (including, without limitation, that portion of the Platform that has been designated for “private-side” Lenders) or (vi) to make or bring any claim, in its capacity as Lender, against the Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents, but no amendment, modification or waiver shall deprive any Sponsor Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder and (3) shall agree that it shall not exercise any right to reject a mandatory prepayment pursuant to Section 2.12 that would otherwise be available with respect to such Loans. By purchasing or being assigned the Loans and by its acceptance of the benefits of this Agreement, each Sponsor Affiliated Lender acknowledges and agrees that the Loans owned by it shall be non-voting under sections 1126 and 1129 of the Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against Borrower or any other Loan Party.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) (i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institution.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Holdings, the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the Eligible Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, in compliance with applicable law, sell participations (other than to any Disqualified Institution) to one or more Eligible Assignees (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) if such Participant is a Sponsor Affiliated Lender the requirements of Section 10.6(b)(ii)(D) shall be complied with. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19 and 2.20 (if such Participant agrees to have related obligations thereunder) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any

Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form for United States federal income tax purposes. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institutions.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts. No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(d) or (e), as (and to the extent) applicable, as if such Participant were a Lender.

(d) Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).

(f) Notwithstanding anything to the contrary contained herein, Holdings, the Borrower or any of its Subsidiaries may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Loans hereunder pursuant to Section 2.11(b) or through open market purchases; provided that upon the purchase by Holdings, the Borrower or any Subsidiary of the Borrower of any Term Loans, automatically and without the necessity of any notice or any other action all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes and shall be cancelled and no longer outstanding for all purposes of this Agreement and all other Loan Documents.

(g) Each Lender acknowledges that Affiliates of Holdings, including the Sponsors or entities controlled by the Sponsors, are Eligible Assignees hereunder and may purchase Loans and/or Commitments hereunder from Lenders from time to time, subject to the restrictions set forth in this Agreement.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any affiliate, branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf”) transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof. With the exception of those terms contained in Sections 2 and 4 of the Engagement Letter dated April 29, 2014, among the Borrower and the Lead Arrangers

(the “Engagement Letter”) which by the terms of the Engagement Letter remain in full force and effect (the “Surviving Terms”) all of the Initial Lenders’ and their Affiliates’ obligations shall terminate and be superseded by the Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.12 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

10.13 Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) each Agent, each Lender and their respective Affiliates may have economic interests that conflict with those of Holdings or the Borrower

(c) neither the Agents nor any Lender has any advisory or fiduciary relationship with or duty to either of Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor (irrespective of whether any Agent, Lender or any of their respective Affiliates has advised or is currently advising the Borrower on other matters); and

(d) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14 Confidentiality. The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of Holdings or any of its affiliates in connection with this Agreement or the transactions contemplated hereby whether furnished before or after the Closing Date (“Confidential Information”), strictly confidential and not to use Confidential Information for any purpose other than negotiating, making available, syndicating, evaluating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its directors, officers, employees, counsel, advisors, trustees, affiliates and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) disclosures of such information reasonably required by any pledgee referred to in Section 10.6(d) or any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such pledgees, assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.14 or other provisions at least as restrictive as this Section 10.14), (3) upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it, (4) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (5) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (6) that has been publicly disclosed other than in breach of this Section 10.14, (7) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender, or (8) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents. Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement. All information, including requests for waivers and amendments, furnished by the

Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender acknowledges that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.15 Release of Collateral and Guarantee Obligations; Subordination of Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Collateral Agent is hereby authorized by each Secured Party and shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any contingent or indemnification obligations not then due) take such actions as may be reasonably requested by the Borrower and execute any documents or instruments to release its security interest in any Collateral being Disposed of in such Disposition, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition, in each case, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents. In connection with any such request, the Borrower shall deliver to the Administrative Agent, at least five Business Days prior to the date of the proposed release (or such shorter period agreed to by the Administrative Agent), a written request for release identifying the relevant Collateral being Disposed of in such Disposition in reasonable detail together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents. Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to the Borrower or any of its Restricted Subsidiaries) shall no longer be deemed to be repeated once such Property is so Disposed of.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than any contingent or indemnification obligations not then due) have been paid in full and all Commitments have terminated or expired, upon request of Holdings or the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of contingent or indemnification obligations not then due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of Holdings or the Borrower in connection with any Liens permitted by the Loan Documents, the Collateral Agent is hereby authorized by each Secured Party and shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted to be senior to the Lien of the Collateral Agent under Section 7.3. In connection with any such request, the Borrower shall deliver to the Administrative Agent, at least five Business Days prior to the date of the proposed subordination (or such shorter period agreed to by the Administrative Agent), a written request for subordination identifying the relevant Lien permitted under Section 7.3 in reasonable detail, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.

10.16 Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17 WAIVERS OF JURY TRIAL. EACH OF HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.

10.19 Effect of Certain Inaccuracies. In the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.2(b) is inaccurate, then (i) promptly following the correction of such financial statement by the Borrower, the Borrower shall deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period. This Section 10.19 shall not limit the rights of the Administrative Agent or the Lenders hereunder, including under Section 8.1.

10.20 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.21 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.22 Intercreditor Agreement.

Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Second Lien Administrative Agent and on behalf of such Lender and (d) hereby consents to the subordination of the Liens securing the Obligations on the terms set forth in the Intercreditor Agreement. The foregoing provisions are intended as an inducement to the lenders under the Second Lien Loan Documents and the other Second Lien Loan Documents to extend credit to the Loan Parties and such lenders are intended third party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.

[SIGNATURE PAGES FOLLOW]

The parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

TASC, INC.,
as Borrower

By:	/s/ Wayne Rehberger
	Name:	Wayne Rehberger
	Title:	Senior Vice President & Chief Financial Officer

TASC PARENT CORPORATION,
as Holdings

By:	/s/ Wayne Rehberger
	Name:	Wayne Rehberger
	Title:	Senior Vice President & Chief Financial Officer

TASC, INC.

SECOND LIEN CREDIT AGREEMENT

BARCLAYS BANK PLC,
as Administrative Agent, Collateral Agent and Lender

By:	/s/ Craig J. Malloy
	Name:	Craig J. Malloy
	Title:	Director

TASC, INC.

SECOND LIEN CREDIT AGREEMENT

ANNEX A

TO CREDIT AGREEMENT

Second Lien Term Commitments

Lender	Second Lien Term Commitment	Pro Rata Share
Barclays Bank PLC	$250,000,000.00	100.00%

Total	$250,000,000.00	100.00%

1

SCHEDULE 4.3

EXISTENCE; COMPLIANCE WITH LAW

None.

Schedule 4.3-1

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

Schedule 4.4-1

SCHEDULE 4.6

LITIGATION

None.

Schedule 4.6-1

SCHEDULE 4.8

REAL PROPERTY

Owned Real Property

1.	8547 Old Dominion Drive, McLean, VA 22102

Leased Real Property

2.	600 Boulevard South, Huntsville, AL

3.	1993 Frontage Road - Avenida Cochise Plaza, Sierra Vista, AZ

4.	2310 East El Segundo Boulevard, El Segundo, CA

5.	400 North Continental Boulevard, El Segundo, CA

6.	862 E. Hospitality Lane, San Bernardino, CA

7.	1843 Hotel Circle S, San Diego, CA

8.	3800 Lewiston Street, Aurora, CO

9.	1795 Jet Wing Drive, Colorado Springs, CO

10.	7250 Getting Heights, Colorado Springs, CO

11.	8400 East Crescent Parkway, Greenwood Village, CO

12.	12171 Strasburg Road, Strasburg, CO

13.	475 School Street SW, Washington, DC

14.	80 M Street S.E., Washington, DC

15.	100 Brickstone Square, Andover, MA

16.	35 New England Business Center Drive, Andover, MA

17.	2701 Technology Drive, Annapolis Junction, MD

18.	308 Sentinel Drive, Annapolis Junction, MD

19.	1362 Brass Mill Road, Belcamp, MD

20.	22099 Three Notch Road, Lexington Park, MD

21.	1010 Market Street, St. Louis, MO

22.	2021 Girard S.E. , Albuquerque, NM

23.	4000 Faber Place Drive, N. Charleston, SC

24.	4241 Woodcock Drive, San Antonio, TX

25.	1412 South Legend Hills Drive, Clearfield, UT

26.	14100 Park Meadow Drive, Chantilly, VA

27.	14703 & 14705 H Willard Road, Chantilly, VA

28.	15002 Northridge Drive, Chantilly, VA

29.	15006 Northridge Drive, Chantilly, VA

30.	4801 Stonecroft Boulevard, Chantilly, VA

31.	4801 Stonecroft Boulevard, Chantilly, VA

32.	4803 Stonecroft Boulevard, Chantilly, VA

Schedule 4.8-1

33.	4803 Stonecroft Boulevard, Chantilly, VA

34.	4805 Stonecroft Boulevard, Chantilly, VA

35.	1000 Research Park Boulevard, Charlottesville, VA

36.	2817-2821 D Dorr Avenue, Fairfax, VA

37.	2817-2821 J & K Dorr Avenue, Fairfax, VA

38.	5205 Leesburg Pike, Falls Church, VA

39.	8209 Terminal Road, Lorton, VA

40.	8211 Terminal Road, Lorton, VA

41.	6909 Gateway Court, Manassas, VA

42.	1040 University Boulevard, Portsmouth, VA

43.	475 Aquia Towne Center Drive, Stafford, VA

44.	2600 Park Tower Drive, Vienna, VA

45.	8300 Boone Boulevard, Tysons Corner, VA

46.	2696 Reliance Drive, Virginia Beach, VA

47.	484 Viking Drive, Virginia Beach, VA

48.	851 Seahawk Circle, Virginia Beach, VA

49.	5000 NASA Boulevard, Fairmont, WV

SCHEDULE 4.14

SUBSIDIARIES

Name	Jurisdiction of Organization	Percentage of Outstanding Shares owned by a Loan Party	Status (Restricted / Unrestricted)

TASC Services Corporation	Delaware	100% of common shares owned by TASC, Inc.	Restricted

Support Services Organization, LLC	Delaware	N/A	N/A

TexelTek, LLC	Delaware	N/A	N/A

Schedule 4.14-1

SCHEDULE 4.17

UCC FILING JURISDICTIONS

Debtor	Office of Filing

TASC Parent Corporation	Delaware Secretary of State

TASC, Inc.	Massachusetts Secretary of the Commonwealth

TASC Services Corporation	Delaware Secretary of State

Support Services Organization, LLC	Delaware Secretary of State

TexelTek, LLC	Delaware Secretary of State

Schedule 4.17-1

SCHEDULE 6.10

POST-CLOSING UNDERTAKINGS

None.

Schedule 6.10-1

SCHEDULE 7.2(d)

EXISTING INDEBTEDNESS

1.	Mortgage in favor of Eagle Bank, in a principal amount of $2,000,000, for the loan period from December 10, 2013 to December 9, 2014.

Schedule 7.2(d)-1

SCHEDULE 7.3(f)

EXISTING LIENS

Debtor	Secured Party	Description

Schedule 7.3(f)-1

SCHEDULE 7.7

EXISTING INVESTMENTS

1.	The interests listed on Schedule 4.14.

2.	27.5% of the membership interests in Global Emergency Management, LLC

Schedule 7.7-1

SCHEDULE 7.12

EXISTING NEGATIVE PLEDGE CLAUSES

None.

Schedule 7.12-1

EXHIBIT A TO

SECOND LIEN CREDIT AGREEMENT

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrowers:	TASC, Inc., a Massachusetts corporation (the “Borrower”)

4.	Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Second Lien Credit Agreement, dated as of May 23, 2014, among TASC Parent Corporation, a Delaware corporation, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, and Barclays Bank PLC, as Administrative Agent and Collateral Agent (the “Credit Agreement”).
6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Amount of Commitment / Loans for all Lenders[8]	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans[9]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	][10]

[Page break]

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Second Lien Term Commitment,” “New Term Commitment,” etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and][13] Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By:
Title:

[Consented to:[14]

[TASC, INC.]

By
Title:]

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO

EXHIBIT A TO

SECOND LIEN CREDIT AGREEMENT

The Second Lien Credit Agreement, dated as of May 23, 2014 (the “Credit Agreement”), among TASC Parent Corporation, a Delaware corporation, TASC, Inc., a Massachusetts corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and Barclays Bank PLC, as Administrative Agent and Collateral Agent. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) repeats each Lender acknowledgment set forth in Section 9.7 of the Credit Agreement; (b) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender and upon becoming a Lender as of the Effective Date, it is not a Defaulting Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received and/or had the opportunity to review a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (d) appoints and authorizes (i) the Administrative Agent and (ii) the Collateral Agent to take such action as agent in their respective capacities on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and the rights and obligations of the parties under this Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without regard to principles of conflicts of laws that would result in the application of any law other than the law of the State of New York.

EXHIBIT B TO

SECOND LIEN CREDIT AGREEMENT

FORM OF BORROWING NOTICE

Date: [mm/dd/yyyy]

Reference is made to that certain Second Lien Credit Agreement, dated as of May 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TASC Parent Corporation, TASC, Inc. (the “Borrower”), the Lenders party thereto from time to time, and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

Pursuant to Section 2.2 of the Credit Agreement, the Borrower desires that Lenders make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

Business Day of Proposed Borrowing:             ,

Amount of Proposed Borrowing: $

The Loans requested above shall be funded to the following account:

Bank:

ABA #:

Account #:

Account Name:

Reference:

The Borrower hereby certifies that:

(i) as of the Credit Date, the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of that Credit Date as if made on and as of such date, except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; provided, that, in each case, such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality in the text thereof; and

(ii) no Default or Event of Default has occurred and is continuing as of the Credit Date or after giving effect to the extensions of credit requested to be made on the Credit Date.

B-1

TASC, INC.

By:
Name:
Title:

B-2

EXHIBIT C TO

SECOND LIEN CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies as follows:

1.	I am the [TITLE] of TASC, Inc., a Massachusetts corporation (the “Company”).

2.	I have reviewed the terms of that certain Second Lien Credit Agreement, dated as of May 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among TASC Parent Corporation, a Delaware corporation, the Company, the several banks and other financial institutions or entities from time to time parties thereto, and Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by the attached financial statements. To the extent not previously disclosed to the Administrative Agent, a description of all new Subsidiaries (if any) and of any change in the name or jurisdiction of organization of any Loan Party (if any) and a listing of any material registrations of or applications for United States Intellectual Property by any Loan Party (if any) during the period covered by this Compliance Certificate is set forth in a separate attachment to this Compliance Certificate.

3.	The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any Default or Event of Default that has occurred and is continuing not previously disclosed in writing to the Administrative Agent during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in reasonable detail the nature of the Default or Event of Default, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect thereto.

The foregoing certifications, together with the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered on behalf of the Company and not individually, on [MM/DD/YY] pursuant to Section 6.2(b) of the Credit Agreement.

TASC, INC.

By:
Title:

C-1

EXHIBIT D TO

SECOND LIEN CREDIT AGREEMENT

[Reserved.]

D-1

EXHIBIT E TO

SECOND LIEN CREDIT AGREEMENT

FORM OF SECOND LIEN GUARANTEE AND COLLATERAL AGREEMENT

[PROVIDED SEPARATELY]

E-1

EXHIBIT F TO

SECOND LIEN CREDIT AGREEMENT

FORM OF INTERCREDITOR AGREEMENT

[PROVIDED SEPARATELY]

F-1

EXHIBIT G TO

SECOND LIEN CREDIT AGREEMENT

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [            , 20    ] (the “Joinder Agreement” or this “Agreement”), by and among [NEW LENDERS] (each, a “New Lender” and, collectively, the “New Lenders”), TASC PARENT CORPORATION, a Delaware corporation (“Holdings”), TASC, INC., a Massachusetts corporation (the “Borrower”), and BARCLAYS BANK PLC (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Second Lien Credit Agreement, dated as of May 23, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish New Term Commitments by, among other things, entering into one or more Joinder Agreements with New Lenders;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

I. Each New Lender party hereto hereby agrees to commit to provide its New Term Commitment, as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

II. Each New Lender (i) confirms that it has received a copy of the Credit Agreement, the Intercreditor Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, or any other New Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and/or the Collateral Agent, to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a New Lender.

III. Each New Lender hereby agrees to make its respective Commitment on the following terms and conditions:

1. Fixed Rate. The Fixed Rate for each New Term Loan shall mean, as of any date of determination, a percentage per annum as set forth below:

[INSERT PRICING]

2. Principal Payments. The aggregate principal amount of all Second Lien Term Loans shall be payable on the Second Lien Term Maturity Date.

3. Voluntary and Mandatory Prepayments. Scheduled installments of principal of the New Term Loans set forth above shall be reduced in connection with any optional or mandatory prepayments of the New Term Loans in accordance with Sections 2.11 and 2.12 of the Credit Agreement respectively.

4. Proposed Borrowing. This Agreement represents the Borrower’s request to borrow New Term Loans from the New Lenders as follows (the “Proposed Borrowing”):

Business Day of Proposed Borrowing:             ,

Amount of Proposed Borrowing: $

5. [New Lenders. Each New Lender acknowledges and agrees that upon its execution of this Agreement and the making of New Term Loans, such New Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.]15

6. Credit Agreement Governs. Except as set forth in this Agreement, the New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

7. Certification. By its execution of this Agreement, the undersigned officer on behalf of Holdings and the Borrower certifies that the Borrower, upon the incurrence of the Proposed Borrowing, will be in compliance with the conditions contained in Section 2.25(a) of the Credit Agreement.

8. Notice. For purposes of the Credit Agreement, the initial notice address of each New Lender shall be as set forth below its signature below.

9. Non-US Lenders. For each New Lender that is a Non-US Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Lender may be required to deliver to Administrative Agent pursuant to Section 2.20(d) of the Credit Agreement.

10. Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the New Term Loans made by each New Lender in the Register.

11. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except as provided by Section 10.1 of the Credit Agreement.

12. Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

13. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE

[15]	Insert bracketed language if the lending institution is not already a Lender.

STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

14. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf”) transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [            ,         ].

[NAME OF NEW LENDER],

By:
Name:
Title:
Notice Address:
Attention:
Telephone:
Facsimile:

TASC PARENT CORPORATION

By:
Name:
Title:

TASC, INC.

By:
Name:
Title:

Consented to by:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

SCHEDULE A TO

EXHIBIT G TO

SECOND LIEN CREDIT AGREEMENT

Name of New Lender	Type of New Term Commitment	Amount
[ ]	Second Lien Term Commitment	$

EXHIBIT H TO

SECOND LIEN CREDIT AGREEMENT

FORM OF

SECOND LIEN TERM LOAN NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
, 20

FOR VALUE RECEIVED, the undersigned, TASC, Inc., a Massachusetts corporation (“TASC”, and, together with any assignee of, or successor by merger to, TASC, Inc.’s rights and obligations under the Credit Agreement (as hereinafter defined) as provided therein, the “Borrower”), hereby unconditionally promises to pay to              (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement in Dollars and in immediately available funds, the principal amount of (a)              DOLLARS ($        ), or, if less, (b) the aggregate unpaid principal amount of all Term Loans owing to the Lender under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

This Note (a) is one of the Notes issued pursuant to the Second Lien Credit Agreement, dated as of May 23, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TASC Parent Corporation, a Delaware corporation, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent, (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the Tranche B Term Loans evidenced hereby are made and are to be repaid. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Credit Agreement, to the fullest extent permitted by applicable law, the terms of the Credit Agreement shall govern and be controlling.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive, to the fullest extent permitted by applicable law, presentment, demand, protest and all other similar notices or similar requirements.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

[Remainder of page intentionally left blank]

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

TASC, INC.

By:
Name:
Title:

EXHIBIT I TO

SECOND LIEN CREDIT AGREEMENT

FORM OF PREPAYMENT NOTICE

Reference is made to that certain Second Lien Credit Agreement, dated as of May 23, 2014 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TASC Parent Corporation, TASC, Inc. (the “Borrower”), the Lenders party thereto from time to time, and Barclays Bank PLC, as Administrative Agent and Collateral Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned, TASC, Inc., refers to the Credit Agreement, and hereby gives you notice that, pursuant to [Section 2.11] [Section 2.12] of the Credit Agreement, the undersigned intends to make a prepayment as follows:

a)	Date of prepayment: [mm/dd/yyyy];

b)	Amount of prepayment: $[ ];

c)	Prepayment of [Second Lien Term Loans] [New Term Loans].

[Prepayment of the amount set forth above on the date of the prepayment indicated above is conditioned on the Borrower receiving proceeds of an anticipated refinancing.]

Very truly yours,

TASC, INC.

By:
Name:
Title:

I-1

EXHIBIT J TO

SECOND LIEN CREDIT AGREEMENT

FORM OF

SUBORDINATED INTERCOMPANY NOTE

Note Number: 1	Dated: [ ], 20

FOR VALUE RECEIVED, the Borrower and each of its Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this subordinated intercompany note (the “Promissory Note”) promises to pay to the order of such other Group Member as makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Second Lien Credit Agreement, dated as of May 23, 2014 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among TASC Parent Corporation, a Delaware corporation (“Holdings”), TASC, Inc. a Massachusetts corporation (the “Borrower”), each bank and other financial institution or entity from time to time party thereto, and Barclays Bank PLC, as administrative agent (in such capacity and including its successors and assigns, the “Administrative Agent”).

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Interest shall be due and payable demand or at such other times as may be agreed upon in writing from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable unless otherwise agreed in writing by such Payor and Payee. Interest shall be paid in lawful money of the United States of America and in immediately available funds. Interest shall be computed as may be agreed upon in writing from time to time by the relevant Payor and Payee.

Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to any Payor, the unpaid principal amount hereof with respect to the applicable Payor shall immediately become due and payable without presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee to the Administrative Agent, for the benefit of the Secured Parties, as security for such Payee’s Obligations, if any, under the Credit Agreement, the Second Lien Guarantee and Collateral Agreement and the other Loan Documents to which such Payee is a party. Each Payor acknowledges and agrees that the Administrative Agent on behalf of the Secured Parties may exercise all the rights of the Payees under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Obligations until all of the Obligations have been paid in full (other than contingent and indemnification obligations not yet due and owing); provided, that each Payor may make payments to the applicable Payee so long as no Default or Event of Default shall have occurred and be continuing; and provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Credit Agreement. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to the Administrative Agent or any Secured Party to secure payment of all or any part of the Obligations or otherwise) shall be and hereby are subordinated to the rights of the Administrative Agent or any Secured Party in such assets. Except as expressly permitted by the Credit Agreement, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Obligations shall have been paid in full (other than contingent and indemnification obligations not yet due and owing).

Each Payee irrevocably authorizes, empowers and appoints the Administrative Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Administrative Agent’s own name or in the name of such Payee or otherwise, as the Administrative Agent may deem necessary or advisable for the enforcement of this Promissory Note. Each Payee also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Administrative Agent. The Administrative Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Obligations. Except as otherwise expressly permitted under the Credit Agreement, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee upon or with respect to Payor Indebtedness owing to such Payee prior to such time as the Obligations have been paid in full (other than contingent and indemnification obligations not yet due and owing) and while an Event of Default under Sections 8.1(a) or (f) of the Credit Agreement has occurred and is continuing, such Payee shall receive and hold the same in trust, as trustee, for the benefit of the Administrative Agent and the Secured Parties, and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Administrative Agent’s judgment), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee and held in trust by such Payee as the property of the Administrative Agent, for the benefit of the Secured Parties.

Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any such promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Group Member to any other Group Member and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Payor”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, each Payor has caused this Intercompany Subordinated Demand Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[GROUP MEMBERS]

By:
Name:
Title:

SCHEDULE A TO

EXHIBIT J TO

SECOND LIEN CREDIT AGREEMENT

TRANSACTIONS

ON

SUBORDINATED INTERCOMPANY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                          all of its right, title and interest in and to the Subordinated Intercompany Note, dated [            ], 20     (as amended, supplemented, replaced or otherwise modified from time to time, the “Promissory Note”), made by TASC, Inc. a Massachusetts corporation,             , a              corporation (the “Borrower”), and each other Subsidiary of the Borrower or any other Person that becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) on the date of the Promissory Note. From time to time after the date thereof, additional Subsidiaries of the Group Members shall become parties to the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.

Dated:

[Signature page follows]

[GROUP MEMBERS]

By:
Name:
Title:

EXHIBIT K TO

SECOND LIEN CREDIT AGREEMENT

FORM OF EXEMPTION CERTIFICATE16

Reference is made to the Second Lien Credit Agreement, dated as of May 23, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TASC Parent Corporation, a Delaware corporation, TASC, Inc., a Massachusetts corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, and Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                     (the “Non-US Lender”) is providing this certificate pursuant to Section 2.20(d) of the Credit Agreement. The Non-US Lender hereby represents and warrants that:

1. The Non-US Lender is the sole record and beneficial owner of the Loans (as well as any Note(s) evidencing such loans) or other obligations in respect of which it is providing this certificate.

2. The income from the Loans held by the Non-US Lender is not effectively connected with the conduct of a trade or business within the United States.

3. The Non-US Lender is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code. In this regard, the Non-US Lender further represents and warrants that:

(a)	the Non-US Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	the Non-US Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

[16]	If the Non-U.S. Lender is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made.

A. The following representation shall be provided as applied to the Non-U.S. Lender:

•	Record ownership under Paragraph 1.

B. The following representations shall be provided as applied to the partners, members or beneficial owners claiming the portfolio interest exemption:

•	Beneficial ownership under Paragraph 1;

•	Paragraph 4;

•	Paragraph 5.

C. The following representation shall be provided as applied to the Non-U.S. Lender as well as the partners, members or beneficial owners claiming the portfolio interest exemption:

•	Paragraph 3.

D. The Non-U.S. Lender shall provide an Internal Revenue Service Form W-8IMY (with underlying W-8BENs, W-8BEN-Es, W-9s or other applicable forms from each of its partners, members or beneficial owners claiming the portfolio interest exemption).

E. Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships or flow-through entities.

4. The Non-US Lender is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

5. The Non-US Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The Non-U.S. Lender has furnished you with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN (or successor form). By executing this certificate, the Non-US Lender agrees that (1) if the information provided on this certificate changes, the Non-US Lender shall inform the Borrower and the Administrative Agent in writing within 30 days of such change and (2) the Non-US Lender shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made to the Non-US Lender, or in either of the two calendar years preceding such payment.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-US LENDER]

By:
Name:
Title:

Date:

EXHIBIT L TO

SECOND LIEN CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

May 23, 2014

Pursuant to Section 5.1(c) of the Second Lien Credit Agreement, dated as of May 23, 2014 (the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among TASC Parent Corporation, a Delaware corporation (“Holdings”), TASC Inc., a Massachusetts corporation, the several banks and other financial institutions or entities from time to time parties thereto, and Barclays Bank PLC, as Administrative Agent and Collateral Agent, the undersigned Chief Financial Officer of Holdings hereby certifies on behalf of Holdings (and not as an individual) that on the date hereof, the Loan Parties (on a consolidated basis) are, and after giving effect to the Transactions will be, Solvent.

[Remainder of page intentionally left blank]

L-1

IN WITNESS WHEREOF, the undersigned has caused this Solvency Certificate to be executed as of the date set forth above.

TASC PARENT CORPORATION

By:
Name:
	Title:	Chief Financial Officer

L-2

EXHIBIT M TO

SECOND LIEN CREDIT AGREEMENT

FORM OF CLOSING CERTIFICATE

May 23, 2014

Pursuant to Section 5.1(e) of the First Lien Credit Agreement, dated as of May 23, 2014 (the “First Lien Credit Agreement”) and Section 5.1(e) of the Second Lien Credit Agreement, dated as of May 23, 2014 (the “Second Lien Credit Agreement” and together with the First Lien Credit Agreement, the “Credit Agreements”), each among TASC Parent Corporation, a Delaware corporation, TASC, Inc., a Massachusetts corporation (the “Company”), the several banks and other financial institutions or entities from time to time parties thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent, the undersigned [    ], [Senior Vice President and Chief Financial Officer] of the Company, hereby certifies as a Responsible Officer of and on behalf of the Company (and not individually) as follows:

1.	The representations and warranties of the Company set forth in Section 4 of the First Lien Credit Agreement and Section 4 of the Second Lien Credit Agreement are true and correct in all material respects, except that such materiality qualifier shall not be applicable to any representations or warranties that are already qualified by materiality.

2.	[ ], is the duly elected and qualified Secretary of the Company and the signature set forth by and for such officer below is such officer’s true and genuine signature.

The undersigned Secretary of the Company hereby certifies as follows:

1.	Attached hereto as Exhibit A is a copy of a certificate of good standing or the equivalent from the Company’s jurisdiction of organization dated as of a recent date prior to the date hereof.

2.	Attached hereto as Exhibit B is a true and complete copy of a unanimous written consent duly adopted by the Board of Directors of the Company (the “Resolutions”) authorizing the execution, delivery and performance of the Credit Agreements, the Finance Documents (as defined in the Resolutions), the Transaction Security Documents (as defined the Resolutions) and such other documents as may be required to effectuate the transactions contemplated in the Resolutions, and such unanimous written consent has not in any way been amended, modified, revoked or rescinded, has been in full force and effect since its adoption to and including the date hereof and is now in full force and effect.

3.	Attached hereto as Exhibit C is a true and complete copy of the bylaws of the Company as in effect on the date hereof.

4.	Attached hereto as Exhibit D is a true and complete certified copy of the Restated Articles of Organization of the Company as in effect on the date hereof, and such Restated Articles of Organization have not been amended, repealed, modified or restated.

5.	Attached hereto as Exhibit E is a list of persons who are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Credit Agreements, Finance Documents and Transaction Security Documents and such other documents as may be required to effectuate the transactions contemplated in the Resolutions to which the Company is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party.

[rest of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth above.

TASC, Inc.

By:
	Name:	[ ]
	Title:	[Senior Vice President & Chief Financial Officer]

By:
	Name:	[ ]
	Title:	[Senior Vice President, General Counsel & Secretary]

Exhibit A

to Closing Certificate

Exhibit A

[see attached]

Exhibit B

to Closing Certificate

Exhibit B

[see attached]

Exhibit C

to Closing Certificate

Exhibit C

[see attached]

Exhibit D

to Closing Certificate

Exhibit D

[see attached]

Exhibit E

to Closing Certificate

Exhibit E

Name and Title	Signature

[Name]:
[Title]:

[Name]:
[Title]:

[Name]:
[Title]:

[Name]:
[Title]:

EXHIBIT N-1 TO

SECOND LIEN CREDIT AGREEMENT

FORM OF LEGAL OPINION

OF SIMPSON THACHER & BARTLETT LLP

[PROVIDED SEPARATELY]

N-1-1

EXHIBIT N-2 TO

SECOND LIEN CREDIT AGREEMENT

FORM OF LEGAL OPINION

OF EDWARDS WILDMAN PALMER LLP, SPECIAL MASSACHUSETTS COUNSEL TO THE

LOAN PARTIES

[PROVIDED SEPARATELY]

N-2-1